Exhibit 2.4

Execution Version

PURCHASE AND SALE AGREEMENT

BY AND AMONG

EXCO PRODUCTION COMPANY (WV), LLC,

bg PRODUCTION COMPANY (WV), LLC,

EXCO Resources (PA) LLC

and

NYTIS EXPLORATION COMPANY LLC

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1

1.1	Definitions	1
1.2	References and Rules of Construction	1

ARTICLE 2 PURCHASE AND SALE		2

2.1	Purchase and Sale	2
2.2	Excluded Assets	2
2.3	Revenues and Expenses	2

ARTICLE 3 CONSIDERATION		2

3.1	Consideration; Purchase Price; Closing Amounts	2
3.2	Purchase Price Adjustments	2
3.3	Preliminary Settlement Statement	4
3.4	Final Settlement Statement	4
3.5	Disputes	5
3.6	Post-Final Settlement Statement Revenues and Expenses	6
3.7	Consideration Allocation	6
3.8	Consideration Allocation for Tax Purposes	6

ARTICLE 4 CLOSING		7

4.1	Closing	7
4.2	Obligations of Sellers at Closing	7
4.3	Obligations of Buyer at Closing	9

ARTICLE 5 DISCLAIMERS; CONFIDENTIALITY		10

5.1	Post-Closing Insurance	10
5.2	Confidentiality	10
5.3	Disclaimers	10
5.4	NORM, Wastes and Other Substances	12

ARTICLE 6 BG SELLER AND EXCO SELLER REPRESENTATIONS AND WARRANTIES		12

6.1	Organization and Good Standing	12
6.2	Authority; Authorization of Agreement	12
6.3	Bankruptcy	12
6.4	Fair Market Value	13
6.5	Brokers’ Fees	13
6.6	No Violations	13
6.7	Foreign Person	13
6.8	Taxes	13
6.9	Title	14
6.10	No Violation of Laws	14

ARTICLE 7 OPERATOR REPRESENTATIONS AND WARRANTIES		14

7.1	Organization and Good Standing	14
7.2	Bankruptcy	14
7.3	Fair Market Value	14
7.4	Authority; Authorization of Agreement	14
7.5	Brokers’ Fees	15
7.6	No Violations	15
7.7	Foreign Person	15
7.8	Taxes	15
7.9	Title	16
7.10	No Violation of Laws	16
7.11	Litigation	16
7.12	Material Contracts	16
7.13	Transfer Restrictions	17
7.14	Royalties	17
7.15	Imbalances	17
7.16	Current Commitments	17
7.17	Environmental	17
7.18	Permits and Licenses	18
7.19	Subsequent Events	18
7.20	Current Bonds	18
7.21	Plugging and Abandonment Obligations	18

ARTICLE 8 BUYER’S REPRESENTATIONS AND WARRANTIES		19

8.1	Organization and Good Standing	19
8.2	Authority; Authorization of Agreement	19
8.3	No Violations	19
8.4	SEC Disclosure	19
8.5	Independent Evaluation	20
8.6	Financing	20
8.7	Brokers’ Fees	20
8.8	Anti-Bribery	20

ARTICLE 9 CERTAIN COVENANTS		20

9.1	Names	20
9.2	Tax Matters	21
9.3	Records	21
9.4	Transfer Restrictions	22
9.5	Cooperation with Audits	23
9.6	Data Privacy	23

ARTICLE 10 ALLOCATION OF RESPONSIBILITIES AND INDEMNITIES		24

10.1	Buyer Acknowledgement of Obligations	24
10.2	Sellers’ Indemnity Obligation	24
10.3	Buyer’s Indemnity Obligation	25
10.4	Survival, Claim Periods, Threshold, Deductible and Cap	25
10.5	Notice of Claims	26

10.6	Waiver of Certain Damages	27
10.7	Exclusive Remedy	28
10.8	Express Negligence	28
10.9	Waiver of Right of Rescission	28
10.10	Insurance	28

ARTICLE 11 MISCELLANEOUS		29

11.1	Notices	29
11.2	Transaction Costs; Filing	30
11.3	Further Assurances	30
11.4	Amendments	30
11.5	Successors and Assigns	30
11.6	Headings	30
11.7	Governing Law	31
11.8	No Partnership Created	31
11.9	Public Announcements	31
11.10	Appendices, Exhibits and Schedules	31
11.11	No Third Party Beneficiaries	32
11.12	Construction	32
11.13	Execution in Counterparts	32
11.14	Entire Agreement; Conflicts	32
11.15	Waiver; Rights Cumulative	33
11.16	Severability	33
11.17	Several Liability	33

EXHIBITS AND SCHEDULES

APPENDIX I	DEFINITIONS

EXHIBIT A-1	LEASES
EXHIBIT A-2(a)	CONVENTIONAL WELLS
EXHIBIT A-2(b)	OTHER WELLS
EXHIBIT A-3(c)	WELLBORE LEASE WELLS
EXHIBIT A-3	RIGHTS-OF-WAY
EXHIBIT A-4	GATHERING SYSTEM(S)
EXHIBIT A-5	FIELD OFFICES
EXHIBIT A-6	VEHICLES
EXHIBIT A-7	SUSPENSE ACCOUNTS
EXHIBIT B-1	SELLER EXCLUDED ASSETS
EXHIBIT B-2	CONSENT WELLS
EXHIBIT C	NON-FOREIGN CERTIFICATE
EXHIBIT D-1	FORM OF BG ASSIGNMENT
EXHIBIT D-2	FORM OF EXCO ASSIGNMENT
EXHIBIT D-3	FORM OF OPERATOR ASSIGNMENT
EXHIBIT D-4	FORM OF WELLBORE LEASE
EXHIBIT E	FORM OF JOINT USE AGREEMENT

EXHIBIT F	DATA PRIVACY
EXHIBIT G	FORM OF TRANSITION SERVICES AGREEMENT
EXHIBIT H	FORM OF ROYALTY SIDE LETTER
EXHIBIT I	FORM OF FARMOUT AGREEMENT

SCHEDULE 1.1(a)	BG SELLER’S KNOWLEDGE
SCHEDULE 1.1(b)	EXCO SELLER’S KNOWLEDGE
SCHEDULE 1.1(c)	OPERATOR’S KNOWLEDGE
SCHEDULE 1.1(d)	BUYER’S KNOWLEDGE
SCHEDULE 3.7	ALLOCATED VALUES
SCHEDULE 6.9	BG SELLER AND EXCO SELLER TITLE
SCHEDULE 7.6	OPERATOR NO VIOLATIONS
SCHEDULE 7.9	OPERATOR TITLE
SCHEDULE 7.10	NO VIOLATION OF LAW
SCHEDULE 7.11	LITIGATION
SCHEDULE 7.12(a)	MATERIAL CONTRACTS
SCHEDULE 7.12(b)	MATERIAL CONTRACT DEFAULT
SCHEDULE 7.13	TRANSFER RESTRICTIONS
SCHEDULE 7.15	IMBALANCES
SCHEDULE 7.16	CURRENT COMMITMENTS
SCHEDULE 7.17	ENVIRONMENTAL
SCHEDULE 7.20	BONDS
SCHEDULE 9.4	UNOBTAINED HARD CONSENT ASSETS

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (as the same may be amended or modified from time to time, this “Agreement”) is dated as of October 3, 2016 (the “Execution Date”), by and among EXCO Production Company (WV), LLC, a Delaware limited liability company (“EXCO Seller”), BG Production Company (WV), LLC, a Delaware limited liability company (“BG Seller”), EXCO Resources (PA) LLC, a Delaware limited liability company (“Operator” and together with EXCO Seller and BG Seller, the “Sellers” and individually, each such Person, a “Seller”), and Nytis Exploration Company LLC, a Delaware limited liability company (“Buyer”). Sellers, on the one hand, and Buyer, on the other hand, are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Sellers desire to sell, assign and convey, and Buyer desires to purchase and pay for, the Assets (as hereinafter defined).

NOW, THEREFORE, based on the mutual covenants and agreements herein contained, the benefits to be derived by each Party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1

DEFINITIONS

1.1        Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in Appendix I attached hereto.

1.2        References and Rules of Construction. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof. The words “this Agreement”, “herein”, “hereby”, “hereunder” and “hereof”, and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The word “including” (in its various forms) means “including without limitation”. All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein, and each accounting term partly defined herein to the extent not defined, shall have the meaning given to it under GAAP. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Except as expressly provided otherwise in this Agreement, references to any Law or Contract means such Law or Contract as it may be amended from time to time. The word “will” shall be construed to have the same meaning and effect as the word “shall” and vice versa. References to any date and/or time shall mean such date or time, as applicable, in Houston, Texas and for purposes of calculating the time period in which any notice or action is to be given or undertaken hereunder, such period shall be deemed to begin at 12:01 a.m. on the applicable date in Houston, Texas.

Article 2

PURCHASE AND SALE

2.1        Purchase and Sale. Subject to the terms and conditions of this Agreement, Sellers agree to sell, and Buyer agrees to purchase and pay for, the Assets.

2.2        Excluded Assets. Sellers shall reserve and retain all of the Excluded Assets.

2.3        Revenues and Expenses. Sellers are entitled to all rights of ownership attributable to the Assets, including all rights to production and proceeds from production, in each case, to the extent the same relate to the period prior to the Effective Time, and are responsible for payment of all Property Expenses to the extent the same relate to the period prior to the Effective Time. Buyer is entitled to all income, proceeds and other receivables attributable to the Assets, including all rights to production and proceeds from production, and is responsible for payment of all Property Expenses, in each case, to the extent the same relate to the period from and after the Effective Time. Subject to Section 9.2, all Property Expenses that are: (a) incurred with respect to operations conducted or production prior to the Effective Time shall be paid by or allocated to Sellers and (b) incurred with respect to operations conducted or production from and after the Effective Time shall be paid by or allocated to Buyer. After Closing, each Party shall be entitled to participate in all joint interest audits and other audits of Property Expenses for which such Party is entirely or in part responsible under the terms of this Section 2.3.

Article 3

CONSIDERATION

3.1        Consideration; Purchase Price; Closing Amounts. The total consideration for the Assets is $9,000,000 (the “Purchase Price”), adjusted in accordance with Section 3.2 and payable by Buyer by wire transfer in same day funds (a) 49.75% to BG Seller at Closing (the “BG Closing Amount”); (b) 49.75% to EXCO Seller at Closing (the “EXCO Closing Amount”) and (c) 0.5% to Operator at Closing (the “Operator Closing Amount” and together with the BG Closing Amount and the EXCO Closing Amount, the “Closing Amounts”).

3.2        Purchase Price Adjustments. The Purchase Price shall be adjusted as follows (and the resulting amount shall be herein called the “Adjusted Purchase Price”):

(a)         The Purchase Price shall be adjusted upward by the following amounts (without duplication):

(i)          an amount equal to all Property Expenses and all other costs and expenses paid by Sellers or their Affiliates that are attributable to the ownership or operation of the Assets from and after the Effective Time up to Closing (whether paid before or after the Effective Time), including (A) rentals and other lease maintenance payments, (B) bonuses and costs of Lease renewals and/or extensions of the Leases, (C) costs of acquiring necessary Rights-of-Way and (D) cash calls and advances to Non-Party operators for expenses not yet incurred, in each case net of any sales, excise or similar Taxes in connection and therewith reimbursed to Sellers or their Affiliates, as applicable, by any Non-Party purchaser;

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(ii)         an amount equal to all Asset Taxes prorated to Buyer in accordance with Section 9.2 but paid or payable by Sellers or their Affiliates;

(iii)        to the extent that proceeds for such volumes have not been received by a Seller, an amount equal to (A) the aggregated volumes of Hydrocarbons stored in stock tanks, pipelines or other storage as of the Effective Time that are attributable to the ownership and operation of the Assets multiplied by (B) the contract price therefor as of the Effective Time;

(iv)       to the extent that Sellers are underproduced as of the Effective Time with respect to the net Well Imbalances, an amount equal to the product of (A) the Well Imbalances times (B) the Monthly Bidweek Spot Gas Price, October 2016, for Columbia Gas, App. as published by Platts in the Gas Daily Price Guide, October 2016;

(v)         to the extent that Sellers are overdelivered as of the Effective Time, with respect to the net Pipeline Imbalances, an amount equal to the product of (A) the Pipeline Imbalances times (B) the Monthly Bidweek Spot Gas Price, October 2016, for Columbia Gas, App. as published by Platts in the Gas Daily Price Guide, October 2016;

(vi)        an amount equal to $35,000 per month during the period from the Effective Time up to the Closing (prorated for any period less than an entire month) representing Operator’s overhead for the operation of the Assets during such period; and

(vii)      any other amount provided for elsewhere in this Agreement or otherwise agreed upon by Sellers and Buyer.

(b)        The Purchase Price shall be adjusted downward by the following amounts (without duplication):

(i)        an amount equal to all proceeds received by Sellers or their Affiliates attributable to the ownership or operation of the Assets from and after the Effective Time up to Closing, including the sale of Hydrocarbons produced from the Assets or allocable thereto, net of any sales, excise or similar Taxes in connection therewith not reimbursed to Sellers or their Affiliates, as applicable, by a Non-Party purchaser and net of the Burdens on production;

(ii)        the amount of all Asset Taxes prorated to Sellers in accordance with Section 9.2 but paid or payable by Buyer;

(iii)        all funds held in suspense by any Seller with respect to the operation or ownership of the Assets;

(iv)        to the extent that Sellers are overproduced as of the Effective Time with respect to the net Well Imbalances, an amount equal to the product of (A) the Well Imbalances times (B) the Monthly Bidweek Spot Gas Price, October 2016, for Columbia Gas, App. as published by Platts in the Gas Daily Price Guide, October 2016;

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(v)        to the extent that Sellers are underdelivered as of the Effective Time, with respect to the net Pipeline Imbalances, an amount equal to the product of (A) the Pipeline Imbalances times (B) the Monthly Bidweek Spot Gas Price, October 2016, for Columbia Gas, App. as published by Platts in the Gas Daily Price Guide, October 2016;

(vi)       an amount equal to the Allocated Value of any Assets excluded from the transactions contemplated by this Agreement pursuant to Sections 9.4(a)(i) and 9.4(b)(i); and

(vii)      any other amount provided for elsewhere in this Agreement or otherwise agreed upon by Sellers and Buyer.

3.3        Preliminary Settlement Statement. Sellers have prepared and the Parties have agreed on a draft settlement statement (the “Preliminary Settlement Statement”) that sets forth an estimate of (a) the Adjusted Purchase Price, reflecting each proposed adjustment to be made in accordance with Section 3.2 as of the date of preparation of such Preliminary Settlement Statement and the calculation of the adjustments used to determine such amount, (b) the BG Closing Amount, (c) the EXCO Closing Amount, (d) the Operator Closing Amount and (e) the designation of each Seller’s account for the wire transfers of funds.

3.4        Final Settlement Statement. On or before the date that is 150 days following the Closing, a final settlement statement (the “Final Settlement Statement”) shall be prepared by Sellers, based on actual proceeds and expenses attributable to the Assets during the period from and after the Effective Time and that takes into account all final adjustments made to the Purchase Price and the Closing Amounts and shows the resulting final Adjusted Purchase Price, final BG Closing Amount, final EXCO Closing Amount and final Operator Closing Amount. Buyer shall afford to members of the Seller Group, upon reasonable prior notice, reasonable access, during normal business hours or such other times as may be reasonably accommodated by Buyer, to employees of Buyer or their Affiliates and all Records in Buyer’s or their Affiliates’ possession or control for purposes of preparing the Final Settlement Statement. As soon as practicable, and in any event within 15 days after its receipt of the Final Settlement Statement, Buyer shall deliver to each Seller a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”). Any changes not included in the Dispute Notice shall be deemed waived, and Sellers’ determinations with respect to all such adjustments in the Final Settlement Statement that are not addressed in the Dispute Notice shall prevail. If Buyer fails to timely deliver a Dispute Notice to each Seller containing changes Buyer proposes to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Sellers shall be deemed to be mutually agreed upon by Sellers and Buyer and shall be final and binding on Sellers and Buyer. If the final Adjusted Purchase Price, final BG Closing Amount, final EXCO Closing Amount and final Operator Closing Amount set forth in the Final Settlement Statement are mutually agreed upon by Sellers and Buyer, the Final Settlement Statement and the final Adjusted Purchase Price shall be final and binding on Sellers and Buyer. Once the final Adjusted Purchase Price, final BG Closing Amount, final EXCO Closing Amount and final Operator Closing Amount have been agreed (or deemed agreed) upon by Sellers and Buyer pursuant to this Section 3.4 or determined by the Accounting Referee pursuant to Section 3.5, as applicable, then, if the final Closing Amounts are (a) more than the Closing Amounts in the Preliminary Settlement Statement, then Buyer shall pay 49.75% of the amount of such difference to an account designated by BG Seller, 49.75% of the amount of such difference to an account designated by EXCO Seller and 0.5% of the amount of such difference to an account designated by Operator or (b) less than the Closing Amounts in the Preliminary Settlement Statement, then each of BG Seller and EXCO Seller shall pay 49.75% and Operator shall pay 0.5% of the amount of such difference to an account designated by Buyer, in each case, by wire transfer in immediately available funds no later than five Business Days after the date such final Closing Amounts are agreed, or deemed agreed, pursuant to this Section 3.4 or determined pursuant to Section 3.5, as applicable.

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3.5        Disputes. If Sellers and Buyer are unable to resolve all of the matters addressed in the Dispute Notice (if any) within 15 Business Days of Buyer’s delivery of the Dispute Notice, then either Buyer or any Seller can initiate arbitration to resolve such matters in the Dispute Notice by requesting that the Accounting Referee agree to serve in the capacity provided hereunder (or if the initial Accounting Referee designated hereunder pursuant to the definition thereof does not so agree to serve, then requesting that the alternative Accounting Referee, when appointed as contemplated pursuant to the definition thereof, agree to serve such capacity). Each of Buyer, on the one hand, and Sellers, on the other hand, shall (a) summarize their position with regard to the disputed adjustments in a written document and (b) within ten Business Days after the Accounting Referee has agreed to serve, submit such summaries to the Accounting Referee, together with the Dispute Notice, the Final Settlement Statement and any other documentation such Party may desire to submit. Sellers shall also furnish the Accounting Referee with a copy of this Agreement. Sellers and Buyer shall instruct the Accounting Referee that, within 15 Business Days after receiving the submissions of Sellers and Buyer, the Accounting Referee shall render a decision choosing either Sellers’ position or Buyer’s position with respect to each disputed adjustment addressed in any Dispute Notice, whichever is most accurate based on the terms of this Agreement and the materials described above. The Accounting Referee shall calculate only the disputed adjustments addressed in the Dispute Notice that are not otherwise resolved and agreed upon in writing by Sellers and Buyer after delivery of the Dispute Notice. Each choice between Sellers’ position and Buyer’s position with respect to any disputed adjustment that is rendered by the Accounting Referee in accordance with this Section 3.5 shall be final, conclusive and binding on Sellers and Buyer and shall be enforceable against each of the Sellers and Buyer in any court of competent jurisdiction. The costs of such Accounting Referee shall be borne one-half by Buyer and one-half by Sellers. The final Adjusted Purchase Price set forth in the Final Settlement Statement incorporating the adjustment amounts determined by the Accounting Referee in accordance with this Section 3.5, in addition to the adjustment amounts agreed to in writing by Sellers and Buyer, shall be final and binding on Sellers and Buyer (other than with respect to amounts not accounted for therein or settled thereby, which amounts shall be subject to the provisions of Section 3.6). The Accounting Referee shall be authorized to resolve only the specific disputed aspects of the Final Settlement Statement submitted by Sellers and Buyer as provided above and may not award damages, interest, penalties or attorneys’ fees to any Party with respect to any matter.

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3.6        Post-Final Settlement Statement Revenues and Expenses. If, after agreement (or deemed agreement) by Sellers and Buyer upon the Final Settlement Statement or the Accounting Referee’s decision with respect to any disputed adjustments in accordance with Section 3.5, with respect to amounts not included in the agreed (or deemed agreed) Final Settlement Statement,

(a)        Buyer or its Affiliates receives monies belonging to Sellers, including proceeds of production, then Buyer shall pay 49.75% of such amount to EXCO Seller, 49.75% of such amount to BG Seller and 0.5% of such amount to Operator, in each case, within ten Business Days after the end of the month in which such amount was received,

(b)        any Seller or its Affiliates receives monies belonging to Buyer, including proceeds of production, then such Seller shall pay such amount to Buyer or Buyer’s designee within ten Business Days after the end of the month in which such amounts were received,

(c)        Buyer or its Affiliates pays monies for expenses or obligations that are the obligation of any Seller, then such Seller shall, within ten Business Days after the end of the month in which the applicable invoice and proof of payment of such invoice were received by Buyer, reimburse Buyer,

(d)        any Seller pays monies for expenses or obligations that are the obligation of Buyer or its Affiliates, then Buyer shall, within ten Business Days after the end of the month in which the applicable invoice and proof of payment of such invoice were received by Buyer, reimburse such Seller,

(e)        a Party or its Affiliates receives an invoice of an expense or obligation that is owed by another Party or its Affiliates, such Party receiving the invoice shall promptly forward such invoice to the Party obligated to pay the same, and

(f)        an invoice or other evidence of an obligation is received by a Party or its Affiliates that is partially an obligation of Sellers, on the one hand, and Buyer, on the other hand, then Sellers and Buyer shall consult with each other, and each shall promptly pay its portion of such obligation to the obligee.

3.7        Consideration Allocation. Sellers and Buyer agree that the Purchase Price shall be allocated in accordance with the allocation schedule attached as Schedule 3.7 (the “Allocated Values”). Buyer and Sellers also agree (a) that the Allocated Values, as adjusted, shall be used by Sellers and Buyer as the basis for reporting asset values and other items for purposes of this Section 3.7, and (b) that neither they nor their Affiliates will take positions inconsistent with such Allocated Values in notices to Governmental Authorities, in audit or other proceedings with respect to Taxes, in notices to preferential purchase right holders or in other documents or notices relating to the transactions contemplated by this Agreement.

3.8        Consideration Allocation for Tax Purposes. The Parties agree that the Adjusted Purchase Price shall be allocated among the various Assets for Tax purposes (the “Allocation”). The initial draft of the Allocation shall be prepared by Sellers in a manner consistent with the related Allocated Values of the Assets and shall be provided to Buyer no later than 150 days after the Closing. Sellers and Buyer shall then cooperate to prepare an Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060), which Form will be timely filed separately by Sellers and Buyer with the Internal Revenue Service pursuant to the requirements of Section 1060(b) of the Code. Any dispute or disagreement regarding the Allocation or the filing of Form 8594 shall be resolved using the dispute resolution procedures in Section 3.5 and Section 3.6, as applicable. Neither Buyer nor Sellers and Buyer shall take any Tax position inconsistent with such Allocation and neither Buyer nor Sellers shall agree to any proposed adjustment to the Allocation by any Governmental Authority without first giving the other Parties prior written notice; provided, however, that nothing contained herein shall prevent Buyer or Sellers from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Allocation, and neither Buyer nor Sellers shall be required to litigate before any court any proposed deficiency or adjustment by any taxing authority challenging such Allocation.

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Article 4

CLOSING

4.1        Closing. Closing shall take place electronically on the Execution Date; provided that with respect to any documents or instruments set forth in Section 4.2 or Section 4.3 which require original signatures for recording purposes, the Parties have provided an appropriate number of original executed and acknowledged signature pages to the offices of Latham & Watkins LLP, 811 Main Street, Suite 3700, Houston, Texas 77002, on or before the day before the Execution Date to be held in escrow pending release by such executing Party on the Execution Date.

4.2        Obligations of Sellers at Closing.

(a)        At Closing, each Seller shall deliver or cause to be delivered to Buyer, unless waived by Buyer, the following:

(i)         the Wellbore Lease executed by an authorized Person of such Seller, in sufficient counterparts to facilitate recording in the applicable counties where the Wellbore Lease Wells are located;

(ii)        the Joint Use Agreement and the memorandum thereof (for recording purposes) executed by an authorized Person of such Seller;

(iii)        the Farmout Agreement executed by an authorized Person of such Seller;

(iv)       the Royalty Side Letter executed by an authorized Person of such Seller;

(v)        change of operator forms, including applicable state forms with regard to the transfer of the Wells and/or the Leases and/or operatorship thereof, for the Assets;

(vi)       deeds for the field offices described in Exhibit A-5 and all real property (including office leases) associated therewith; and

(vii)      any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered at the Closing.

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(b)        BG Seller shall deliver or cause to be delivered to Buyer, unless waived by Buyer, the following:

(i)         the BG Assignment executed by an authorized Person of BG Seller, in sufficient counterparts to facilitate recording in the applicable counties where the Assets are located; and

(ii)        those assignments, on appropriate forms, required to consummate the transactions contemplated by this Agreement by BG Seller with respect to state and other Leases of Governmental Authorities included in the Assets in sufficient counterparts to facilitate filing with the applicable Governmental Authorities.

(c)        At Closing, EXCO Seller shall deliver or cause to be delivered to Buyer, unless waived by Buyer, the following:

(i)         the EXCO Assignment executed by an authorized Person of EXCO Seller, in sufficient counterparts to facilitate recording in the applicable counties where the Assets are located;

(ii)        those assignments, on appropriate forms, required to consummate the transactions contemplated by this Agreement by EXCO Seller with respect to state and other Leases of Governmental Authorities included in the Assets in sufficient counterparts to facilitate filing with the applicable Governmental Authorities; and

(iii)        releases of any mortgages, deeds of trust, pledges, financing statements and security agreements made by EXCO Seller or its Affiliates affecting EXCO Seller’s interest in the Assets.

(d)        At Closing, Operator shall cause to be delivered to Buyer, unless waived by Buyer, the following:

(i)         the Operator Assignment executed by an authorized Person of Operator, in sufficient counterparts to facilitate recording in the applicable counties where the Assets are located;

(ii)        those assignments, on appropriate forms, required to consummate the transactions contemplated by this Agreement by Operator with respect to state and other Leases of Governmental Authorities included in the Assets in sufficient counterparts to facilitate filing with the applicable Governmental Authorities;

(iii)       the Non-Foreign Certificate executed by an authorized Person of the Tax Partnership;

(iv)       certificates of title to all owned vehicles included in the Assets; and

(v)        the Transition Services Agreement executed by an authorized Person of Operator.

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4.3        Obligations of Buyer at Closing. At Closing, Buyer shall deliver or cause to be delivered to Sellers, unless waived by Sellers, the following:

(a)        the Closing Amounts by wire transfer of immediately available funds to the accounts set forth in the Preliminary Settlement Statement;

(b)        the BG Assignment executed by an authorized Person of Buyer, in sufficient counterparts to facilitate recording in the applicable counties where the Assets are located;

(c)        the EXCO Assignment executed by an authorized Person of Buyer, in sufficient counterparts to facilitate recording in the applicable counties where the Assets are located;

(d)        the Operator Assignment executed by an authorized Person of Buyer, in sufficient counterparts to facilitate recording in the applicable counties where the Assets are located;

(e)        those assignments, on appropriate forms, required to consummate the transactions contemplated by this Agreement with respect to state and other Leases of Governmental Authorities included in the Assets in sufficient counterparts to facilitate filing with the applicable Governmental Authorities;

(f)         the Wellbore Lease executed by an authorized Person of Buyer, in sufficient counterparts to facilitate recording in the applicable counties where the Wellbore Lease Wells are located;

(g)        the Joint Use Agreement and the memorandum thereof (for recording purposes) executed by an authorized Person of Buyer;

(h)        the Farmout Agreement executed by an authorized Person of Buyer;

(i)         the Royalty Side Letter executed by an authorized Person of Buyer;

(j)         the Transition Services Agreement executed by an authorized Person of Buyer;

(k)       counterparts of change of operator forms, including applicable state forms with regard to the transfer of the Wells and/or the Leases and/or operatorship thereof, for the Assets, executed by an authorized Person of Buyer;

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(l)         a summary of the accepted and/or outstanding offers of employment that Buyer has made to any employee of a Seller prior to the Closing; provided that if Buyer makes any additional offers of employment to any employee of a Seller within 90 days following the Closing, then Buyer shall also promptly provide notice of such offer to the applicable Seller;

(m)       evidence of the posting of replacements (at Buyer’s sole expense) for such bonds, letters of credit and guaranties to the extent such replacements are necessary to permit the cancellation of the bonds, letters of credit and guaranties posted by any Seller or its Affiliates relating to the Assets; and

(n)        any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered at the Closing.

Article 5

DISCLAIMERS; CONFIDENTIALITY

5.1        Post-Closing Insurance. Buyer understands and agrees that from and after the Closing, (a) no insurance coverage shall be provided to Buyer under any insurance policy issued to any Seller or any Affiliate of any Seller (the “Seller Insurance”), and (b) no Claims regarding any matter whatsoever, whether or not arising from events occurring prior to or after the Effective Time, shall be made by Buyer or its Affiliates directly against or under any of the Seller Insurance.

5.2        Confidentiality. Notwithstanding any termination of this Agreement or any other provision of this Agreement to the contrary, Buyer acknowledges that, pursuant to its right of access to the Records and/or the Assets, Buyer shall become privy to confidential and other information of Sellers and that such information shall be held confidential by Buyer and the other members of the Buyer Group in accordance with the terms of the Confidentiality Agreement.

5.3        Disclaimers.

(a)        Except as and to the LIMITED extent expressly set forth in ARTICLE 6 and Article 7 and except for the warranty of title set forth in the assignments, (i) NONE OF SELLERS OR ANY MEMBER OF THE SELLER GROUP MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) EACH Seller (ON ITS OWN BEHALF AND ON BEHALF OF THE MEMBERS OF THE SELLER GROUP) EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY (OTHER THAN AS PROVIDED IN Section 10.2) FOR, IN EACH CASE, ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO ANY MEMBER OF THE BUYER GROUP (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO ANY MEMBER OF THE BUYER GROUP BY A MEMBER OF THE Seller GROUP).

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(b)        EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE 6 and Article 7 AND WITHOUT LIMITING THE GENERALITY OF SECTION 5.3(a), and except for the warranty of title set forth in the assignments, EACH SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, BY sellerS or ANY other MEMBER OF THE SELLER GROUP, AS TO (I) SELLERS’ TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY OR ON BEHALF OF SELLERS or any other member of the SELLER GROUP, WITH RESPECT TO THE ASSETS, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER OR ANY OTHER MEMBER OF THE BUYER GROUP IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE 6 and Article 7 AND WITHOUT LIMITING THE GENERALITY OF SECTION 5.3(a), EACH SELLER FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, BY SELLERS OR ANY OTHER MEMBER OF THE SELLER GROUP, REGARDING MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY ASSETS, OR RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE TOTAL CONSIDERATION; IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT SUBJECT TO SUCH EXCEPTION above, BUYER SHALL BE DEEMED TO BE ACQUIRING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(c)        EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN Section 7.17, NO MEMBER OF THE SELLER GROUP, HAS MADE OR SHALL MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND SUBJECT TO BUYER’S RIGHTS UNDER SECTION 10.2(c) WITH RESPECT TO A BREACH OF SECTION 7.17, BUYER SHALL BE DEEMED TO BE ACQUIRING THE ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE) FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE.

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(d)        Sellers and Buyer agree that, to the extent required by applicable Law to be effective, the disclaimers of certain representations and warranties contained in this Section 5.3 are conspicuous disclaimers for the purpose of any applicable Law.

5.4        NORM, Wastes and Other Substances. Buyer acknowledges that the Assets have been used for exploration, development, production, gathering and transportation of oil and gas and there may be petroleum, produced water, wastes or other substances or materials located in, on or under the Assets or associated with the Assets. Equipment and sites included in the Assets may contain NORM. NORM may affix or attach itself to the inside of wells, pipelines, materials and equipment as scale, or in other forms. For the avoidance of doubt NORM shall not constitute the basis of a breach of Operator’s representations and warranties set forth in Section 7.17.

Article 6

BG Seller and EXCO SELLER REPRESENTATIONS AND WARRANTIES

Each of BG Seller and EXCO Seller, severally and not jointly, represents and warrants to Buyer, solely as to itself and its interest in the Assets, the following as of the Execution Date:

6.1        Organization and Good Standing. Such Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the state of Delaware and has all requisite limited liability company power and authority to own and operate its interests in the Assets. Such Seller is duly licensed or qualified to do business as a foreign limited liability company in all jurisdictions in which the Assets are located, except where the failure to qualify would not have a Material Adverse Effect.

6.2        Authority; Authorization of Agreement. Such Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party, to consummate the transactions contemplated by this Agreement and the Transaction Documents to which it is a party and to perform all of its obligations under this Agreement and the Transaction Documents to which it is a party. This Agreement constitutes, and the Transaction Documents to which it is a party, when executed and delivered by such Seller, shall constitute, the valid and binding obligations of such Seller, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors’ rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at Law or in equity).

6.3        Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to such Seller’s Knowledge, threatened against such Seller or its Affiliates. Seller is not insolvent, nor will the completion of the transaction contemplated by this Agreement cause it to be insolvent.

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6.4        Fair Market Value. In preparing to dispose of the Assets in this Agreement Seller engaged in an auction sale customary with industry practice. As a result of the process, Seller selected Buyer’s bid, which Seller recognizes as a commercially fair offer. Neither the Seller, nor its respective Affiliates, has any information, and will not assert, that the Purchase Price does not reflect a purchase of the Assets at fair market value.

6.5        Brokers’ Fees. Such Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement or the Transaction Documents for which Buyer or any Affiliate of Buyer shall have any responsibility.

6.6        No Violations. Assuming the receipt of all consents and the waiver of all preferential purchase rights and maintenance of uniform interest provisions (in each case) applicable to the transactions contemplated hereby, such Seller’s execution and delivery of this Agreement and the Transaction Documents to which it is a party and such Seller’s consummation of the transactions contemplated hereby and thereby shall not: (a) violate any provision of the organizational documents of such Seller; (b) violate any provision of, or require any filing, consent or approval under, any Laws applicable to such Seller,; (c) result in the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) upon one or more of the Assets; or (d) conflict with, result in a breach of, constitute a default under or constitute an event that with notice or lapse of time or both would constitute a default under, accelerate or permit the acceleration of the performance required by any Material Contract.

6.7        Foreign Person. Such Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

6.8        Taxes.

(a)        To such Seller’s Knowledge, all Asset Taxes that have become due and payable with respect to such Seller’s interests in the Assets have been properly paid.

(b)        To such Seller’s Knowledge, all Tax Returns with respect to Asset Taxes with respect to such Seller’s interests in the Assets that are required to be filed have been duly and timely filed, and all such Tax Returns are correct and complete in all material respects.

(c)        To such Seller’s Knowledge, there are no Encumbrances for Taxes (including any interest, fine, penalty or additions to Tax imposed by a Taxing Authority in connection with such Taxes) on such Seller’s interests in the Assets, other than Permitted Encumbrances.

(d)        Such Seller has not received any written notice of any pending claim (which remains outstanding) from any applicable Taxing Authority for assessment of Asset Taxes and no such claim has been made or threatened.

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(e)        No audit, administrative, judicial or other proceeding with respect to Asset Taxes with respect to such Seller’s interests in the Assets has been commenced or is presently pending.

(f)        Notwithstanding any provision in this Agreement to the contrary, this Section 6.8 shall be the exclusive representations and warranties of Sellers with respect to Tax Laws and other tax matters, and no other representations or warranties are made with respect to such matters.

6.9        Title. Except as shown in Schedule 6.9, such Seller has such right, title and interest in and to its interests in the Leases and Wells that as of Closing, subject to the Permitted Encumbrances, is free and clear of all Encumbrances.

6.10      No Violation of Laws. To such Seller’s Knowledge, as of the Execution Date, such Seller is not in violation of any applicable Laws with respect to its ownership of the Assets. This Section 6.10 does not include any matters with respect to any environmental matter, such matters being addressed exclusively in Section 7.17 or any Tax matter, such matters being addressed exclusively in Section 6.8.

Article 7

OPERATOR REPRESENTATIONS AND WARRANTIES

Operator represents and warrants to Buyer the following as of the Execution Date:

7.1        Organization and Good Standing. Operator is a limited liability company duly formed, validly existing and in good standing under the Laws of the state of Delaware and has all requisite limited liability company power and authority to own and operate its interests in the Assets. Operator is duly licensed or qualified to do business as a foreign limited liability company in all jurisdictions in which the Assets are located, except where the failure to qualify would not have a Material Adverse Effect.

7.2        Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or to Operator’s Knowledge, threatened against Operator or its Affiliates. Operator is not insolvent, nor will the completion of the transaction contemplated by this Agreement cause it to be insolvent.

7.3        Fair Market Value. In preparing to dispose of the Assets in this Agreement, Operator engaged in an auction sale customary with industry practice. As a result of the process, Operator selected Buyer’s bid, which Operator recognizes as a commercially fair offer. Neither the Operator, nor its Affiliates, has any information, and will not assert, that the Purchase Price does not reflect a purchase of the Assets at fair market value.

7.4        Authority; Authorization of Agreement. Operator has all requisite limited liability company power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party, to consummate the transactions contemplated by this Agreement and the Transaction Documents to which it is a party and to perform all of its obligations under this Agreement and the Transaction Documents to which it is a party. This Agreement constitutes, and the Transaction Documents to which it is a party, when executed and delivered by Operator, shall constitute, the valid and binding obligations of Operator, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors’ rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at Law or in equity).

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7.5        Brokers’ Fees. Operator has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement or the Transaction Documents for which Buyer or any Affiliate of Buyer shall have any responsibility.

7.6        No Violations. Except as shown in Schedule 7.6, assuming the receipt of all consents and the waiver of all preferential purchase rights and maintenance of uniform interest provisions (in each case) applicable to the transactions contemplated hereby, Operator’s execution and delivery of this Agreement and the Transaction Documents to which it is a party and Operator’s consummation of the transactions contemplated hereby and thereby shall not: (a) violate any provision of the organizational documents of Operator; (b) violate any provision of, or require any filing, consent or approval under, any Laws applicable to Operator; (c) result in the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) upon one or more of the Assets; or (d) conflict with, result in a breach of, constitute a default under or constitute an event that with notice or lapse of time or both would constitute a default under, accelerate or permit the acceleration of the performance required by any Material Contract.

7.7        Foreign Person. Neither Operator nor the Tax Partnership is a “foreign person” within the meaning of Section 1445 of the Code.

7.8        Taxes.

(a)        To Operator’s Knowledge, all Asset Taxes that have become due and payable with respect to Operator’s interests in the Assets have been properly paid.

(b)        To Operator’s Knowledge, all Tax Returns with respect to Asset Taxes with respect to Operator’s interests in the Assets that are required to be filed have been duly and timely filed, and all such Tax Returns are correct and complete in all material respects.

(c)        To Operator’s Knowledge, there are no Encumbrances for Taxes (including any interest, fine, penalty or additions to Tax imposed by a Taxing Authority in connection with such Taxes) on Operator’s interests in the Assets, other than Permitted Encumbrances.

(d)        Operator has not received any written notice of any pending claim (which remains outstanding) from any applicable Taxing Authority for assessment of Asset Taxes and no such claim has been made or threatened.

(e)        No audit, administrative, judicial or other proceeding with respect to Asset Taxes with respect to Operator’s interests in the Assets has been commenced or is presently pending.

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(f)        Notwithstanding any provision in this Agreement to the contrary, this Section 7.8 shall be the exclusive representations and warranties of Operator with respect to Tax Laws and other tax matters, and no other representations or warranties are made with respect to such matters.

7.9        Title. Except as shown in Schedule 7.9, Operator has such right, title and interest in and to its interests in the Leases and Wells that as of Closing, subject to the Permitted Encumbrances, is free and clear of all Encumbrances.

7.10      No Violation of Laws. To Operator’s Knowledge, except as set forth in Schedule 7.10, as of the Execution Date, Operator is not in violation of any applicable Laws with respect to its ownership of, and the operation of, the Assets. This Section 7.10 does not include any matters with respect to any environmental matter, such matters being addressed exclusively in Section 7.17 or any Tax matter, such matters being addressed exclusively in Section 7.8.

7.11      Litigation. Except as set forth in Schedule 7.11, as of the Execution Date, there is no Legal Proceeding pending, or to Operator’s Knowledge threatened in writing, against any Seller with respect to the Assets.

7.12      Material Contracts.

(a)        Schedule 7.12(a) sets forth all Applicable Contracts of the types described below to which any Seller is a party as of the Execution Date (collectively, the “Material Contracts”):

(i)        any Applicable Contract that can reasonably be expected to result in aggregate payments by Sellers (in the aggregate) of more than $100,000 during any twelve month period from and after January 1, 2016 (based solely on the terms thereof and without regard to any expected increase in volumes or revenues);

(ii)       any Applicable Contract that can reasonably be expected to result in aggregate revenues to the Sellers (in the aggregate) of more than $100,000 during any twelve month period from and after January 1, 2016 (based solely on the terms thereof and without regard to any expected increase in volumes or revenues);

(iii)      any Applicable Contract that is an Hydrocarbon purchase and sale, transportation, processing or similar Contract that is not terminable without penalty on 90 days or less notice;

(iv)      any Applicable Contract that is an indenture, mortgage, loan, credit or sale-leaseback or similar Contract;

(v)       any Applicable Contract that is an Hedge Contract;

(vi)      any Applicable Contract that is or creates any partnership or joint venture;

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(vii)     any Applicable Contract that (A) is with a Seller or an Affiliate of a Seller or (B) that is a security interest, indenture, mortgage, loan, credit or sale-leaseback or similar Contract, in each case, that will not be terminated prior to or at Closing; and

(viii)    any Applicable Contract that is a lease or title retention agreement, affecting any of the Assets.

(b)        Except as shown in Schedule 7.12(b), as of the Execution Date (i) there exist no material defaults under any Material Contract by any Seller or, to Operator’s Knowledge, by any other Person that is a party to such Material Contract and (ii) to Operator’s Knowledge, no party to any of the Material Contracts has given written notice of any material default under any Material Contract. Prior to the execution of this Agreement, Operator has made available to Buyer copies of each Material Contract.

7.13      Transfer Restrictions. Except as shown in Schedule 7.13, there are no preferential rights to purchase relating to the Assets or that are applicable to the consummation by Sellers of the transactions contemplated hereby. Except for (a) as shown in Schedule 7.13, (b) Customary Post-Closing Consents, (c) any consent required in connection with obtaining the release of any mortgages, financing statements, fixture filings, security agreements or pledges made by a Seller or its Affiliates affecting the Assets that will be released or terminated at Closing, (d) Contracts that are terminable upon not greater than 90 days’ notice without payment of any fee and (e) notices to co-owners, operators and purchasers of production that are customarily delivered after Closing, there are no prohibitions on assignment or requirements to obtain consents from Non-Parties, in each case, that would be applicable in connection with the transfer of the Assets by Sellers.

7.14      Royalties. Except for such items that are being held in suspense as permitted pursuant to applicable Law or Contract, to Operator’s Knowledge, Operator has paid (or caused to be paid) all royalties due with respect to the Assets as would a reasonably prudent owner, or, if not paid, is contesting such royalties in good faith in the normal course of business.

7.15      Imbalances. Schedule 7.15 sets forth all material Imbalances associated with the Assets as of October 1, 2016.

7.16      Current Commitments. To Operator’s Knowledge, Schedule 7.16 sets forth, as of March 1, 2016, all authorities for expenditures (“AFEs”) relating to the Assets that cover amounts in excess of $50,000 (net to Sellers’ collective interest) and relate to the drilling or reworking wells or other material capital expenditures pursuant to any applicable joint operating agreement, in each case, for which all of the activities anticipated in such AFEs have not been completed by the Execution Date.

7.17      Environmental. Operator has made available to Buyer the E.Vironment Group Report. Except as shown in Schedule 7.17 or as set forth in the E.Vironment Group Report:

(a)        no Seller has entered into nor is a party (directly or as successor in interest) to, any agreement with, or consent, order, decree or judgment of, any Governmental Authority that (i) is in existence as of the Execution Date, (ii) is based on any Environmental Laws that relate to the future use of any of the Assets and (iii) requires any remediation or change in the existing conditions of any of the Assets;

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(b)        as of the Execution Date, to Operator’s Knowledge, no Seller has received written notice from any Person of any actual or alleged event, condition, practice or incident concerning any Asset that (i) interferes with or prevents compliance by any Seller with any Environmental Law or the terms of any permit issued pursuant thereto or (ii) results in any liability of any Seller to any Person under any Environmental Law; and

(c)        except as would not reasonably be expected to have a Material Adverse Effect, as of the Execution Date, to Operator’s Knowledge, there is no Environmental Condition with respect to the Assets.

Notwithstanding any provision in this Agreement to the contrary, this Section 7.17 shall be the exclusive representations and warranties of Sellers with respect to Environmental Laws and other environmental matters, and no other representations or warranties are made with respect to such matters.

7.18      Permits and Licenses. With respect to any of the Assets for which Operator is the operator, Operator (i) has acquired all permits, licenses, approvals and consents from appropriate Governmental Authorities to conduct operations on the Assets in material compliance with applicable Laws, and (ii) is in material compliance with all such permits, licenses, approvals and consents. To the Knowledge of Operator, with respect to any of the Assets not operated by Operator, the operator thereof (x) has acquired all permits, licenses, approvals and consents from appropriate Governmental Authorities to conduct operations on the Assets in compliance with applicable Laws, and (y) is in material compliance with all such permits, licenses, approvals and consents.

7.19      Subsequent Events. Since the Effective Time:

(a)        to Operator’s Knowledge, there has not been any destruction, damage to, or loss of any Assets that (after giving effect to any insurance coverage with regard thereto), would have a Material Adverse Effect on the value of Assets; and

(b)        there has not been any sale or other disposition of any of the Assets except in the ordinary course of business.

7.20      Current Bonds. Schedule 7.20 lists all bonds, letters of credit and other similar instruments maintained by any Seller or any of their respective Affiliates with respect to the Assets.

7.21      Plugging and Abandonment Obligations. No Seller is currently obligated by the Consent Order (or by any written instruction of a Governmental Authority) to plug and abandon any of the Wells. With respect to the Wells that have been plugged and abandoned, all such Wells have been plugged or reclaimed in accordance with all applicable requirements of each Governmental Authority having jurisdiction over the Assets.

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Article 8

BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Sellers the following as of the Execution Date:

8.1        Organization and Good Standing. Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the state of its formation and has all requisite corporate power and authority to own and operate the Assets. Buyer is duly licensed or qualified (i) to hold and operate the Assets in all jurisdictions in which the Assets are located and (ii) to do business in all jurisdictions in which the Assets are located and where required by Law.

8.2        Authority; Authorization of Agreement. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party, to consummate the transactions contemplated by this Agreement and the Transaction Documents to which it is a party and to perform all of its obligations under this Agreement and the Transaction Documents to which it is a party. This Agreement constitutes, and the Transaction Documents to which it is a party, when executed and delivered by Buyer, shall constitute, the valid and binding obligation of Buyer, enforceable against it in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors’ rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at Law or in equity).

8.3        No Violations. Buyer’s execution and delivery of this Agreement and the Transaction Documents to which it is a party and Buyer’s consummation of the transactions contemplated hereby and thereby shall not: (a) conflict with or require the consent of any Person under any of the terms, conditions or provisions of the organizational documents of Buyer; (b) violate any provision of, or require any filing, consent or approval under, any Laws applicable to Buyer; (c) result in the creation or imposition of any Encumbrance (other than a Permitted Encumbrance); or (d) conflict with, result in a breach of, constitute a default under or constitute an event that with notice or lapse of time, or both, would constitute a default under, accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under any material agreement or any mortgage, indenture, loan, credit agreement or other agreement evidencing indebtedness for borrowed money to which Buyer is a party or by which Buyer is bound, except (in each case) where such conflict, breach or default would make impossible the consummation of the transactions contemplated hereby by Buyer.

8.4        SEC Disclosure. Buyer is acquiring the Assets for its own account for use in its trade or business and not with a view toward any sale or distribution thereof, or with any present intention of making a distribution thereof within the meaning of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state “blue sky” Laws or other applicable securities Laws.

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8.5        Independent Evaluation. Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. In making its decision to enter into this Agreement and to consummate the transaction contemplated herein, subject to the express representations of BG Seller and EXCO Seller set forth in Article 6 and Operator in Article 7, Buyer (a) has relied or shall rely solely on its own independent investigation and evaluation of the Assets and the express provisions of this Agreement and (b) has satisfied or shall satisfy itself as to the environmental and physical condition of and contractual arrangements affecting the Assets. As of the Execution Date, Buyer has no Knowledge of any fact that results in the breach of any representation, warranty or covenant of a Seller given hereunder.

8.6        Financing. Buyer has, as of the Closing, sufficient funds with which to pay the Purchase Price and consummate the transactions contemplated by this Agreement. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s Knowledge, threatened against Buyer or its Affiliates.

8.7        Brokers’ Fees. Buyer has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement or the Transaction Documents for which Sellers or any Affiliate of Sellers shall have any responsibility.

8.8        Anti-Bribery. In relation to the transactions the subject of this Agreement, none of Buyer and any of its Affiliates has made, offered or authorized or will make, offer or authorize any payment, gift, promise or other advantage, whether directly or through any other person or entity, to or for the use or benefit of any Government Official or any entity or other person where such payment, gift, promise or other advantage would (i) comprise an unlawful gratuity, facilitation payment or other benefit prohibited by Anti-Bribery and Money-Laundering Laws and Obligations; or (ii) violate the Anti-Bribery and Money-Laundering Laws and Obligations or any other applicable Law.

Article 9

CERTAIN COVENANTS

9.1        Names. As soon as reasonably possible after the Closing, but in no event later than 90 days after Closing, Buyer shall remove the names and other identifying marks of Sellers and their Affiliates, including “BG” or “EXCO” and all variations thereof, from the Assets. As soon as reasonably possible after the Closing, Buyer shall make the requisite filings with, and provide the requisite notices to, the appropriate Governmental Authorities to accomplish the forgoing and to place the title or other indicia of ownership of the Assets in a name other than any name of Sellers or any of their Affiliates, or any variations thereof.

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9.2        Tax Matters.

(a)        All required stamp, documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments (including the Assignments), conveyances or other instruments required to convey title to the Assets to Buyer shall be borne by Buyer. Sellers shall assume responsibility for, and shall bear and pay, all income Tax liabilities and franchise Tax liabilities incurred or imposed on Sellers with respect to the ownership of the Assets through the Closing and the transactions described in this Agreement. Sellers shall bear and pay all state transfer, well transfer and similar Taxes (including any applicable interest or penalties) incurred or imposed with respect to the transactions described in this Agreement. Buyer shall assume responsibility for, and shall bear and pay, state sales and use and similar Taxes (including any applicable interest or penalties) incurred or imposed with respect to the transactions described in this Agreement (the “Sales Taxes”). Sellers shall assume responsibility for, and shall bear and pay, all Asset Taxes assessed with respect to the ownership and operation of the Assets for (i) any period ending prior to the Effective Time, and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time. All Asset Taxes with respect to the ownership or operation of the Assets arising on or after the Effective Time (including all Straddle Period Asset Taxes not apportioned to Sellers) shall be allocated to and borne by Buyer. Upon determination of the actual amount of Asset Taxes, payments will be made to the extent necessary to cause the appropriate Party to bear the Asset Taxes allocable to such Person under this Section 9.2(a). For purposes of allocation between the Parties of Asset Taxes that are payable with respect to Straddle Periods, the portion of any such Taxes that are attributable to the portion of the Straddle Period that ends immediately prior to the Effective Time shall (A) in the case of Taxes that are based upon or related to income or receipts or imposed on a transactional basis, be deemed equal to the amount that would be payable if the Tax year or period ended immediately prior to the Effective Time; and (B) in the case of other Taxes, be allocated pro rata per day between the period immediately prior to the Effective Time and the period beginning on the Effective Time. For purposes of clause (A) of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated pro rata per day between the period ending immediately prior to the Effective Time and the period beginning on the Effective Time.

(b)        Sellers shall timely file any Tax Return with respect to Asset Taxes due on or before the Closing or that otherwise relates solely to periods before the Closing (a “Pre-Closing Tax Return”) and shall pay any Asset Taxes shown due and owing on such Pre-Closing Tax Return, subject to Sellers’ right of reimbursement for any Asset Taxes for which Buyer is responsible under Section 9.2(a). Within 15 days prior to filing, Sellers shall deliver to Buyer a draft of any such Pre-Closing Tax Return for Buyer’s review and approval (which approval will not be unreasonably withheld or delayed).

(c)        The Parties shall cooperate fully, as and to the extent reasonably in connection with the filing of any Tax Returns, state and federal regulatory reports, royalty payments including related deduction and any audit, litigation or other proceeding with respect to these matters for the Assets. Such cooperation shall include the retention of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer agrees to allow access (upon request) to the Assets by Sellers, Seller representatives, auditors and State or Federal representatives relevant to any such audit, litigation or other proceeding.

(d)        Sellers and Buyer agree that any payments made pursuant to Section 3.3, Section 3.4, Section 3.6, this Section 9.2 or Article 10 shall be treated for all Tax purposes as an adjustment to the Purchase Price unless otherwise required by Law.

9.3        Records. Within 30 days after the Closing (except as provided below), Sellers shall furnish to Buyer the Records that are maintained by Sellers or their Affiliates; provided, however, Sellers may retain copies of any or all Records. Sellers will provide to Buyer (upon reasonable notice and during normal business hours) access in Sellers’ offices to any copies of the Records retained by Sellers. Buyer shall maintain the Records it acquires for a period of seven years after Closing and shall afford Sellers full access to the Records as reasonably requested by Sellers. If Buyer desires to destroy any Records within such seven year period, Buyer shall notify Sellers in writing prior to such destruction and provide Sellers the opportunity to take possession of the same at Sellers’ sole cost.

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9.4        Transfer Restrictions.

(a)        Prior to Closing, Sellers have sent to each holder of a right to consent to the transactions contemplated pursuant to this Agreement set forth on Schedule 7.13 a notice seeking such holder’s consent to, or waiver of applicable rights with respect to, the transactions contemplated hereby.

(i)        If Sellers have failed to obtain prior to the Closing a consent to the assignment of any Asset(s) set forth in Schedule 9.4, which Assets are subject to a Hard Consent, then (A) such Asset(s) shall be excluded from the Assets assigned to Buyer at Closing, (B) such Asset(s) shall not be considered part of the Assets for all other purposes of this Agreement, and (C) the Purchase Price shall be reduced as a result of such non-conveyance by the Allocated Value of such Asset(s).

(ii)       In the event that a Hard Consent (with respect to any applicable Asset(s) excluded from the conveyance to Buyer at Closing pursuant to Section 9.4(a)(i)) that was not obtained prior to Closing is obtained within 180 days following Closing, then, within 10 days after such Hard Consent is obtained, (A) Sellers shall assign to Buyer such affected Asset(s) pursuant to an assignment in form substantially similar to the applicable Assignment; (B) Buyer shall pay an amount equal to the Allocated Value of such Asset to Sellers; and (C) such affected Asset shall be considered part of the Assets for all other purposes of this Agreement.

(iii)      If Sellers have failed to obtain a consent set forth in Schedule 7.13 that is not a Hard Consent prior to the Closing, then (A) the Asset(s) subject to such un-obtained consent shall be acquired by Buyer at Closing as part of the Assets, (B) Sellers shall indemnify and hold harmless Buyer from any Claim for, the failure to obtain such consent, and (C) Sellers shall be solely responsible from and after the Closing for any and all Claims arising from the failure to obtain such consent.

(b)        Prior to Closing, Sellers have sent to each holder of a preferential right to purchase provisions relative to any Asset (“PPR”) set forth on Schedule 7.13 a notice seeking such holder’s waiver of such PPR.

(i)        If, as of the Closing, a Non-Party holder of a PPR has timely and properly notified Sellers that it elects to exercise its PPR with respect to the Assets to which its PPR applies (determined by and in accordance with the agreement in which the PPR arises), then (A) the Assets covered by that PPR will be sold to such holder of the PPR, will be deemed to be Excluded Assets and, subject to Section 9.4(b)(ii) and will not be sold to the Party originally executing this Agreement as “Buyer” and (B) the Purchase Price will be reduced by the Allocated Value of such Assets. Buyer shall remain obligated to purchase the remainder of the Assets not affected by an exercised PPR.

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(ii)       For a period of 90 days after the Closing, if for any reason the purchase and sale of the Assets covered by a PPR exercised prior to Closing under Section 9.4(b)(i) is not or cannot be consummated with the holder of the PPR that exercised its PPR, Sellers shall so notify Buyer and within 10 Business Days after Buyer’s receipt of such notice, Sellers shall sell, assign and convey to Buyer (pursuant to a form of assignment substantially similar to the applicable Assignment) and Buyer shall purchase and accept from Sellers such Assets pursuant to the terms of this Agreement and for the Allocated Value of such Assets (except the Closing with respect to such Assets will be the date of assignment of such Assets from Sellers to Buyer).

(iii)     Any interest in the Assets that is covered by any unexercised PPRs for which the PPR exercise period has not expired as of Closing shall be included in the Assets assigned to Buyer at Closing subject to any PPRs, and Buyer shall assume all duties, obligations and liabilities arising from the PPR. Without limiting the foregoing, if any Non-Party elects to purchase all or a part of an interest in any Asset subject to a PPR after the Closing, Buyer shall be obligated to convey that interest to that Non-Party and shall be entitled to the consideration for the sale of that interest.

(c)        Subject to the consummation of the transactions contemplated hereby, each of BG Seller, EXCO Seller and Operator, in each case, on its own behalf and on behalf of its Affiliates, hereby waives all transfer restrictions (if any) set forth in that certain Joint Development Agreement by and among BG Seller, EXCO Seller, BG Production Company (PA), LLC, a Delaware limited liability company, EXCO Production Company (PA), LLC, a Delaware limited liability company, and Operator, dated as of June 1, 2010, as amended from time to time (the “JDA”), that may be applicable to the transfer of the Assets. Effective as of Closing, each of BG Seller, EXCO Seller and Operator, in each case, on its own behalf and on behalf of its Affiliates, hereby releases its interest in the Assets from any and all obligations that may be applicable under the JDA to the Assets.

9.5        Cooperation with Audits. Following Closing through the date that is two years after Closing, Sellers shall fully cooperate with Buyer and its Affiliates in connection with any revenue and direct operating expense audit of Buyer and its Affiliates to the extent related to the Assets in 2014, 2015 and 2016, provided that any non-Party expenses incurred by Sellers or Buyer in connection with any such audit shall be the sole responsibility of Buyer. For the avoidance of doubt, this Section 9.5 does not apply to, and Sellers shall not be required to assist Buyer with, the preparation of any financial statements, including those that may be required in connection with filings and/or disclosures to be made with the United States Securities and Exchange Commission.

9.6        Data Privacy. The agreement of the Parties concerning certain data privacy matters is attached hereto as Exhibit F.

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Article 10

ALLOCATION OF RESPONSIBILITIES AND INDEMNITIES

10.1      Buyer Acknowledgement of Obligations. Without limiting Sellers’ obligations to indemnify Buyer Group pursuant to Section 10.2, Buyer assumes and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all obligations and Claims, known or unknown, with respect to the Assets, regardless of whether such obligations or Claims arose prior to, on or after the Effective Time, including obligations and Claims relating in any manner to the use, ownership or operation of the Assets, including obligations to (a) furnish makeup gas and/or settle Imbalances according to the terms of applicable gas sales, processing, gathering or transportation Applicable Contracts included in the Assets, (b) pay working interests, royalties, overriding royalties and other interests, owners’ revenues or proceeds attributable to sales of Hydrocarbons, including those held in suspense to the extent attributable to the Assets, (c) properly plug and abandon any and all wells and pipelines, inactive wells or temporarily abandoned wells, drilled on the Assets, (d) to re-plug any well, wellbore or previously plugged Well on the Assets to the extent required or necessary under applicable Laws or under Applicable Contracts, (e) dismantle or decommission and remove any Personal Property and other property of whatever kind located on the Assets related to or associated with operations and activities conducted by whomever on the Assets, (f) clean up and/or remediate the Assets in accordance with any Applicable Contracts and applicable Laws, including all Environmental Laws and (g) perform all obligations applicable to or imposed on the lessee, owner, or operator under the Leases and the Applicable Contracts, or as required by Laws (all of said obligations and Claims herein being referred to as the “Assumed Obligations”).

10.2      Sellers’ Indemnity Obligation. Effective from and after the Closing, and subject to the limitations set forth in Section 10.4,

(a)        BG Seller hereby defends, indemnifies and holds Buyer Group harmless from and against any and all Claims arising out of, resulting from or relating to any breach by BG Seller of (i) BG Seller’s representations and warranties set forth in Article 6 or (ii) BG Seller’s covenants in this Agreement;

(b)        EXCO Seller hereby defends, indemnifies and holds Buyer Group harmless from and against any and all Claims arising out of, resulting from or relating to any breach by EXCO Seller of (i) EXCO Seller’s representations and warranties set forth in Article 6 or (ii) EXCO Seller’s covenants in this Agreement;

(c)        EXCO Seller and BG Seller (severally according to each Party’s proportionate ownership in Operator, and not jointly) hereby defend, indemnify and hold Buyer Group harmless from and against any and all Claims arising out of, resulting from or relating to any breach by Operator of (i) Operator’s representations and warranties set forth in Article 7 or (ii) Operator’s covenants in this Agreement; and

(d)        EXCO Seller and BG Seller (severally according to each Party’s proportionate ownership in Operator, and not jointly) hereby defend, indemnify and hold Buyer Group harmless from and against any and all Claims arising out of, resulting from or relating to the Specified Obligations.

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In no event shall Sellers have any obligation to provide indemnification for any matters to the extent adjustments therefor are taken into account in the Preliminary Settlement Statement or the Final Settlement Statement. For the avoidance of doubt, (x) BG Seller shall have no liability to Buyer for EXCO Seller’s representations and warranties set forth in Article 6 or EXCO Seller’s covenants in this Agreement and (y) EXCO Seller shall have no liability to Buyer for BG Seller’s representations and warranties set forth in Article 6 or BG Seller’s covenants in this Agreement.

10.3      Buyer’s Indemnity Obligation. From and after the Closing, Buyer hereby releases, defends, indemnifies and holds Seller Group harmless from and against any and all Claims arising out of, resulting from or relating to:

(a)        any breach by Buyer of (i) Buyer’s representations and warranties set forth in Article 8 or (ii) Buyer’s covenants in this Agreement; and/or

(b)        any of the Assumed Obligations.

10.4      Survival, Claim Periods, Threshold, Deductible and Cap.

(a)        The representations and warranties (other than the Fundamental Representations) of (i) the BG Seller and EXCO Seller in Article 6 and (ii) Operator in Article 7 shall, in each case, survive Closing for a period of twelve months. The Fundamental Representations shall survive Closing without time limit. The representations and warranties of Buyer in Article 8 shall survive Closing without time limit.

(b)        Except for those covenants and agreements of Sellers set forth in (i) Section 9.2 (which covenants and agreements shall survive the Closing for the applicable statute of limitations), (ii) set forth in Section 10.2(a), Section 10.2(b) and Section 10.2(c) (which covenants and agreements, in each case, shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification), and (iii) set forth in Sections 9.4 and 10.2(d) (which covenants and agreements shall survive the Closing for 24 months), the covenants and agreements of Sellers contained herein shall survive the Closing for a period of twelve months. Except for those covenants and agreements of Buyer set forth in Section 10.3(a) (which covenants and agreements shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification), the covenants of Buyer shall survive Closing without time limit.

(c)        Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration; provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

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(d)        A Seller shall not have any obligation or liability under Section 10.2 (other than with respect to a breach of the Fundamental Representations) for any Claim asserted by Buyer hereunder,

(i)        subject to Section 10.5(b), if Buyer has not provided such Seller with a Claim Notice on or before the expiration of the applicable survival period set forth in Section 10.4(a) or Section 10.4(b) with respect to such Claim;

(ii)        if such Claim has a value of $25,000 or less (the “Threshold Amount”) (and these types of Claims shall not be counted in determining whether the Indemnity Deductible has been reached);

(iii)      unless the aggregate amount of all Claims validly asserted by Buyer hereunder against such Seller that are in excess of the Threshold Amount are in excess of 1% of the Closing Amount paid to such Seller (the “Indemnity Deductible”) and then such Seller shall only be liable to Buyer to the extent such Claims are in excess of the Indemnity Deductible; or

(iv)      to the extent such Claim is, individually or in the aggregate with all other Claims validly asserted by Buyer hereunder against such Seller, in excess of 10% of the Closing Amount paid to such Seller.

10.5      Notice of Claims. All claims for indemnification under Section 10.2 and Section 10.3 shall be asserted and resolved as follows:

(a)        For purposes of this Article 10, the term “Indemnifying Party” when used in connection with particular Claims shall mean the Part(ies) having an obligation to indemnify another Part(ies) or Person(s) with respect to such Claims pursuant to this Article 10, as applicable, and the term “Indemnified Party” when used in connection with particular Claims shall mean the Part(ies) or Person(s) having the right to be indemnified with respect to such Claims by another Party pursuant to this Article 10, as applicable.

(b)        To make claim for indemnification under Section 10.2 or Section 10.3, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 10.5, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached. In the event that the claim for indemnification is based upon a claim by a Non-Party against the Indemnified Party (a “Non-Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Non-Party Claim and shall enclose a copy of all papers (if any) served with respect to the Non-Party Claim; provided that the failure of any Indemnified Party to give notice of a Non-Party Claim as provided in this Section 10.5 shall not relieve the Indemnifying Party of its obligations under Section 10.2 or Section 10.3, as applicable, except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Non-Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Non-Party Claim.

(c)        The Indemnified Party is authorized, following notice to the Indemnifying Party of a Non-Party Claim but prior to the assumption of the defense of such Non-Party Claim by the Indemnifying Party, at the expense of the Indemnifying Party, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

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(d)        If the Indemnifying Party shall have assumed the defense of the Non-Party Claim, the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party shall cooperate in contesting any Non-Party Claim that the Indemnifying Party elects to contest. The Indemnified Party may participate in, at its own expense, but subject to the Indemnifying Party’s full control of, any defense or settlement of any Non-Party Claim controlled by the Indemnifying Party pursuant to this Section 10.5(d); provided, however, that the Indemnified Party shall not be required to bring any counterclaim or cross complaint against any Person. An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Non-Party Claim or consent to the entry of any judgment with respect thereto that does not include an unconditional written release of the Indemnified Party from all Claims in respect of such Non-Party Claim or (ii) settle any Non-Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e)        If the Indemnifying Party does not admit its liability, then the Indemnified Party shall have the right to defend against the Non-Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of its choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Non-Party Claim at any time prior to settlement or final determination thereof. Any settlement of the Non-Party Claim by the Indemnified Party shall require the consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed), unless the settlement is solely for money damages and results in a final resolution.

(f)        In the case of a claim for indemnification not based upon a Non-Party Claim, the Indemnifying Party shall (i) cure the Claims complained of, (ii) admit its liability for such Claim or (iii) dispute the claim for such Claims.

10.6      Waiver of Certain Damages. NO MEMBER OF THE BUYER GROUP OR SELLER GROUP SHALL BE ENTITLED TO RECOVER FROM SELLERS OR BUYER, OR THEIR RESPECTIVE AFFILIATES, ANY INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES OR DAMAGES FOR LOST PROFITS OF ANY KIND, IN EACH CASE, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES TO A NON-PARTY, WHICH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEY FEES INCURRED IN CONNECTION WITH DEFENDING AGAINST SUCH DAMAGES) SHALL NOT BE EXCLUDED BY THIS PROVISION AS TO RECOVERY HEREUNDER. SUBJECT TO THE PRECEDING SENTENCE, BUYER, ON BEHALF OF EACH MEMBER OF THE BUYER GROUP, AND SELLERS, ON BEHALF OF EACH MEMBER OF THE SELLER GROUP, WAIVE ANY RIGHT TO RECOVER PUNITIVE, SPECIAL, INDIRECT, EXEMPLARY, CONSEQUENTIAL DAMAGES, REMOTE OR SPECULATIVE OR DAMAGES FOR LOST PROFITS OF ANY KIND, ARISING IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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10.7      Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, except with respect to Sellers’ and Buyer’s rights and remedies at Law or in equity for any breach of the provisions of Section 9.2, from and after Closing, Section 10.2 and Section 10.3 contain the Parties’ exclusive remedies against each other or each Party’s Affiliates with respect to the transactions contemplated hereby, including any breaches of the representations, warranties, covenants and agreements of the Parties contained in this Agreement. Except for the remedies contained in Section 10.2 and Section 10.3 and the rights and remedies at Law or in equity of Sellers and Buyer for any breach of the provisions of Section 9.2, from and after Closing, Buyer (on its own behalf and on behalf of the other members of the Buyer Group) releases, remises and forever discharges Sellers and their Affiliates and all of the other members of the Seller Group from any and all Claims in Law or in equity, known or unknown, that any member of the Buyer Group might now or subsequently may have, based on, relating to or arising out of this Agreement or the transactions contemplated hereby, the ownership, use or operation of the Assets, or the condition, quality, status or nature of the Assets, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution and rights under insurance maintained by Sellers or any of their Affiliates.

10.8      Express Negligence. THE INDEMNIFICATION, RELEASE, ASSUMED OBLIGATIONS, WAIVER AND LIMITATION OF LIABILITY PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE CLAIMS, LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY. BUYER AND SELLERS ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

10.9      Waiver of Right of Rescission. Sellers and Buyer acknowledge that, subject to any express rights Sellers and Buyer may have hereunder to seek and obtain equitable remedies for any breach of the provisions of Section 9.2, following Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As such, Buyer and Sellers waive any right to rescind this Agreement or any of the transactions contemplated hereby.

10.10     Insurance. The amount of any Claims for which any Indemnified Party is entitled to indemnification under this Agreement or in connection with or with respect to the transactions contemplated by this Agreement shall be reduced by any corresponding insurance proceeds, from insurance policies carried by such Indemnified Party or its Affiliates, that are realized by such Indemnified Party from Non-Party insurers with respect to such Claims.

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Article 11

MISCELLANEOUS

11.1      Notices. All notices and communications to be given to a Party hereunder shall be in writing and shall be deemed to have been duly given upon the earliest of: (a) if by personal delivery, then the date of delivery if such date is a Business Day during normal business hours, or, if such date is not a Business Day during normal business hours, then the next Business Day, (b) if sent by U.S. certified mail, postage prepaid, return receipt requested, then the date shown as received on the return notice, (c) if by facsimile transmission (with a copy of such notice or other communication also delivered by electronic mail), then upon written confirmation of receipt or (d) if by Federal Express overnight delivery (or other reputable overnight delivery service), the date shown on the notice of delivery if such date is a Business Day during normal business hours, or, if such date is not a Business Day during normal business hours, then on the next Business Day:

If to Sellers:

BG Production Company (WV), LLC

12377 Merit Drive

Dallas, Texas 75251

Attn: Asset General Manager, US Lower 48

Fax: 713-599-3794

EXCO Production Company (WV), LLC

12377 Merit Drive

Dallas, Texas 75251

Attn: General Counsel

Fax: 214-706-3409

EXCO Resources (PA) LLC

12377 Merit Drive

Dallas, Texas 75251

Attn: General Counsel

Fax: 214-706-3409

If to Buyer:

Nytis Exploration Company LLC

2480 Fortune Drive, Suite 300

Lexington, KY 40509

Attn: Mark Pierce

Fax: (859) 299-0772

Email: MPierce@NytisKy.com

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With copies to:

Carbon Natural Gas Company

1700 Broadway

Suite 1170

Denver, CO 80290

Attn: Patrick R. McDonald

Fax: (720) 407-7031

Email: pmcdonald@carbonnaturalgas.com

The Parties may change the address and facsimile numbers to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 11.1.

11.2      Transaction Costs; Filing. Except as otherwise specifically provided, all fees, costs and expenses incurred by Sellers or Buyer in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Person incurring the same, including, legal and accounting fees, costs and expenses. Buyer shall be responsible for recording and filing documents associated with its acquisition of the Assets contemplated by this Agreement, including filing (a) the EXCO Assignment, BG Assignment and Operator Assignment in the real property records in the counties in which the Assets are located and with any applicable Governmental Authorities and (b) any notifications, forms or instruments with appropriate Governmental Authorities as may be required by applicable Law, including for the avoidance of doubt W. Va. Code R. §35-4-10, to transfer the ownership and/or operatorship of the Assets. As soon as practicable after recording or filing, Buyer shall furnish each Seller with all recording data and evidence of all required filings. Buyer shall also be responsible for obtaining Customary Post-Closing Consents applicable to the transaction contemplated hereunder and all costs and fees associated therewith.

11.3      Further Assurances. From and after Closing, at the request of any Party but without further consideration, the Parties shall execute and deliver or use reasonable efforts to cause to be executed and delivered such other instruments of conveyance and take such other actions as any Party reasonably may request to give effect to the transaction contemplated by this Agreement.

11.4      Amendments. No amendments or other modifications to this Agreement shall be effective or binding on any of the Parties unless the same are in writing, designated as an amendment or modification and signed by both Sellers and Buyer.

11.5      Successors and Assigns. This Agreement may not be assigned, either in whole or in part, without the express written consent of the non-assigning Part(ies). Any assignment in violation of the foregoing shall be deemed void ab initio. No assignment by any Party of this Agreement shall relieve such Party of any of its obligations and responsibilities hereunder. The terms, covenants and conditions contained in this Agreement are binding upon and inure to the benefit of Sellers and Buyer and their respective successors and permitted assigns.

11.6      Headings. The titles and headings set forth in this Agreement have been included solely for ease of reference and may not be considered in the interpretation or construction of this Agreement.

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11.7      Governing Law. THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE State of Texas, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION. EACH OF THE PARTIES CONSENTS TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE UNITED STATES FEDERAL DISTRICT COURTS IN DALLAS COUNTY, TEXAS (AND ALL APPELLATE COURTS HAVING JURISDICTION THEREOVER) OR, IF SUCH FEDERAL DISTRICT COURTS DO NOT HAVE JURISDICTION, THEN THE STATE COURTS LOCATED IN DALLAS COUNTY, TEXAS (AND ALL APPELLATE COURTS HAVING JURISDICTION THEREOVER) FOR ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS or any transaction contemplated hereby or thereby. ALL SUCH ACTIONS, SUITS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO OR FROM THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS or any transaction contemplated hereby or thereby SHALL BE EXCLUSIVELY LITIGATED IN THE UNITED STATES FEDERAL DISTRICT COURTS IN DALLAS COUNTY, TEXAS (AND ALL APPELLATE COURTS HAVING JURISDICTION THEREOVER) OR, IF THE FEDERAL COURTS DO NOT HAVE JURISDICTION, THEN THE STATE COURTS LOCATED IN DALLAS COUNTY, TEXAS (AND ALL APPELLATE COURTS HAVING JURISDICTION THEREOVER). EACH PARTY WAIVES ANY OBJECTION TO LAYING VENUE IN ANY SUCH ACTION, SUIT OR PROCEEDING IN SUCH COURTS AND WAIVEs ANY OBJECTION THAT SUCH COURTS ARE AN INCONVENIENT FORUM OR DO NOT HAVE JURISDICTION OVER SUCH PARTY. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, the other transaction documents or any transaction contemplated hereby or thereby.

11.8       No Partnership Created. It is not the purpose or intention of this Agreement to create (and it should not be construed as creating) a joint venture, partnership or any type of association, and the Parties are not authorized to act as an agent or principal for each other with respect to any matter related hereto.

11.9      Public Announcements. Sellers and Buyer and their respective Affiliates, if applicable, shall consult with each other with regard to all press releases or other public or private announcements issued or made at or prior to the Closing concerning this Agreement or the transactions contemplated herein, and, except as may be required by applicable Laws or the applicable rules and regulations of any Governmental Authority or stock exchange, neither Buyer nor any Sellers shall issue, and each of them shall not permit any Affiliate to issue, any such press release or other publicity without the prior written consent of the other Parties (other than Operator), which consent shall not be unreasonably withheld, conditioned or delayed.

11.10    Appendices, Exhibits and Schedules. All of the Appendices, Exhibits and Schedules hereto constitute a part of this Agreement for all purposes. Each Party to this Agreement and its counsel has received a complete set of Appendices, Exhibits and Schedules prior to and as of the execution of this Agreement.

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11.11     No Third Party Beneficiaries. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties, the Seller Group and the Buyer Group any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided that only a Party shall have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of the other members of the Seller Group or Buyer Group, as applicable (but shall not be obligated to do so).

11.12     Construction. The Parties acknowledge that they have had an adequate opportunity to review each and every provision contained in this Agreement and to submit the same to legal counsel for review and comment. Moreover, the Parties have participated jointly in the negotiation and drafting of this Agreement. Based on the foregoing, the Parties agree that the rule of construction that a Contract be construed against the drafter, if any, not be applied in the interpretation or construction of this Agreement.

11.13     Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, all of which when taken together shall constitute one and the same agreement. Any signature hereto delivered by a Party by facsimile transmission or other electronic transmission shall be deemed an original signature hereto.

11.14     Entire Agreement; Conflicts. THIS AGREEMENT, THE EXHIBITS AND SCHEDULES HERETO AND THE TRANSACTION DOCUMENTS COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT AMONG THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER of this Agreement. THERE ARE NO WARRANTIES, REPRESENTATIONS OR OTHER AGREEMENTS AMONG THE PARTIES RELATING TO THE SUBJECT MATTER of this Agreement EXCEPT AS specifically set FORTH IN THIS AGREEMENT and the transaction documents, AND no party SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT OR STATEMENTS OF INTENTION NOT SO SET FORTH. IN THE EVENT OF A CONFLICT BETWEEN: (a) THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; OR (b) the terms and provision of this Agreement and the terms and provisions of any transaction document, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE SCHEDULES OR EXHIBITS HERETO or any transaction document OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 11.14.

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11.15    Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of any Party, or their respective officers, employees, agents or representatives, and no failure by a Party to exercise any of its rights under this Agreement shall, in either case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition or any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty. The rights of the Parties under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

11.16    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

11.17    Several Liability. For the avoidance of doubt the representations, warranties, covenants and agreements of each of the Sellers are several and not joint, and except as expressly provided in Section 10.2(c), no Seller shall have any liability for a breach by any other Seller of any of such other Seller’s representations, warranties, covenants and/or agreements.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the Execution Date.

BG SELLER:

BG PRODUCTION COMPANY (WV), LLC

By:
Name:	Michael Larimer
Title:	Vice President – Operations

EXCO SELLER:

EXCO PRODUCTION COMPANY (WV), LLC

By:
Name:	Harold L. Hickey
Title:	Chief Executive Officer & President

OPERATOR:

EXCO RESOURCES (PA) LLC

By:
Name:	Harold L. Hickey
Title:	Chief Executive Officer & President

BUYER:

NYTIS EXPLORATION COMPANY LLC

By:
Name:
Title:

Signature Page to Purchase and Sale Agreement

APPENDIX I

DEFINITIONS

Capitalized terms used herein and not otherwise defined shall have the meanings given such terms as set forth below.

“AAA” means the American Arbitration Association.

“Accounting Referee” means a nationally recognized United States based accounting firm as is mutually agreed upon by Sellers, on the one hand, and Buyer, on the other hand; provided such accounting firm shall not have served as an auditor or accountant of any of the Parties or their respective Affiliates for the preceding five (5) years.

“Adjusted Purchase Price” has the meaning set forth in Section 3.2.

“AFEs” has the meaning set forth in Section 7.16.

“Affiliate” means any Person that, directly or indirectly, through one or more entities, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning set forth in the introductory paragraph.

“Allocated Values” has the meaning set forth in Section 3.7.

“Allocation” has the meaning set forth in Section 3.8.

“Anti-Bribery and Money-Laundering Laws and Obligations” means for each Party: (a) the Laws relating to combating bribery and corruption, and/or the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999, and the Convention’s Commentaries; (b) the Laws relating to combating bribery, corruption and money laundering in the countries of such Party’s place of incorporation, principal place of business, and/or place of registration as an issuer of securities, and/or in the countries of such Party’s ultimate parent company’s place of incorporation, principal place of business, and/or place of registration as an issuer of securities; (c) the United States Foreign Corrupt Practices Act of 1977; (d) the United Kingdom Bribery Act 2010 (as amended from time to time); and (e) and all other applicable national, regional, provincial, state, municipal or local Laws and regulations that prohibit the bribery of, or the providing of unlawful gratuities, facilitation payments or other benefits to, any Government Official or any other Person.

“Applicable Contracts” shall mean all Contracts (a) to which any Seller is a party (or is a successor or assign of a party), (b) that pertain to any of the Assets, and (c) that will be binding on Buyer after the Closing other than any such Contracts that may be terminable without penalty on 30 days or less notice.

Appendix I - 1

“Asset Taxes” shall mean ad valorem, property, excise, severance, production or similar Taxes (including any interest, fine, penalty or additions to Tax imposed by a Governmental Authority in connection with such Taxes) based upon operation or ownership of the Assets or the production of Hydrocarbons therefrom but excluding, for the avoidance of doubt, (a) income, capital gains, franchise Taxes and similar Taxes, and (b) Sales Taxes.

“Assets” means, collectively, all of Sellers’ right, title and interest in and to the following, less and except the Excluded Assets:

(a)        each of the oil, gas and mineral leases shown in Exhibit A-1, in each case, INSOFAR AND ONLY INSOFAR, as Sellers’ interest in such leases cover or relate to the Conventional Depths (Sellers’ interest in such leases as limited to such depths, the “Leases”);

(b)        all units or pooling arrangements wherein any Lease is pooled or unitized in each case, INSOFAR AND ONLY INSOFAR, as Sellers’ interest in such units or pooling arrangements cover or relate to the Conventional Depths (the “Units”);

(c)        all oil and gas wells, fresh water wells, injection wells, salt water disposal wells and each other well of every nature and kind:

(i)         located on the Leases or Units or otherwise located in the State of West Virginia, including those shown in Exhibit A-2(a), INSOFAR AND ONLY INSOFAR, as Sellers’ interest in such wells cover or relate to the ownership or operation of the Conventional Depths or were drilled to produce any of the Conventional Depths (the “Conventional Wells”); and

(ii)        shown in Exhibit A–2(b) (the “Other Wells” and collectively with the Conventional Wells, the “Wells”);

(d)        subject to the terms of the Joint Use Agreement, concurrent rights in and to all Rights-of-Way that are used primarily in connection with the ownership or operation of any of the Leases, Wells, Units or other Assets, including the Rights-of-Way set forth in Exhibit A-3;

(e)        all equipment, machinery, fixtures and other personal and mixed property, operational and nonoperational, known or unknown, located on any of the Leases, Wells, Units, or other Assets, that are primarily used or held for use in connection with the ownership, operation or development of the Leases, Well, Units or other Assets, including, the gathering systems described in Exhibit A-4, well equipment, casing, tubing, pumps, motors, fixtures, machinery, compression equipment, flow lines, processing and separation facilities, structures, materials and other items primarily used in the ownership, operation or development of the Leases, Well, Units or other Assets (the “Personal Property”);

(f)        all Hydrocarbons attributable to the Leases, Wells and/or Units to the extent such Hydrocarbons were produced from and after the Effective Time and all Imbalances relating to the Assets;

(g)        to the extent assignable, all Permits that are used in connection with the ownership or operation of the other Assets;

Appendix I - 2

(h)        to the extent and only to the extent relating to the other Assets, all Applicable Contracts;

(i)         the field offices described in Exhibit A-5 and all real property (including office leases) and any office furniture or office supplies located in or on such offices;

(j)         the vehicles described in Exhibit A-6 and any vehicular leases associated therewith;

(k)        to the extent and only to the extent relating to the other Assets, electronic copies of all files, records and data that are in Sellers’ or their Affiliates’ possession; provided, however, that (i) those items that are subject to a valid legal privilege or to disclosure restrictions, (ii) those items that are not transferable without payment of additional consideration (and Buyer has not agreed in writing to pay such additional consideration), and (iii) all e-mails and other electronic files on Sellers’ servers and networks relating to the foregoing items, in each case, shall be excluded (the foregoing items, taking into account the exclusions listed above, collectively, the “Records”);

(l)         all funds held in suspense by any Sellers, which amounts are described on Exhibit A-7;

(m)       all personal computers and associated peripherals and all radio and telephone equipment; and

(n)       all geophysical, seismic and related technical data pertaining to the Conventional Depths, to the extent such data is assignable without the payment of a fee, penalty or other costs (unless Buyer has agreed in writing to pay such fee, penalty or other costs).

“Assignments” means the BG Assignment, the EXCO Assignment and the Operator Assignment.

“Assumed Obligations” has the meaning set forth in Section 10.1.

“BG Assignment” means an assignment and bill of sale from BG Seller to Buyer in substantially the form attached as Exhibit D-1.

“BG Closing Amount” has the meaning set forth in Section 3.1.

“BG Seller” has the meaning set forth in the introductory paragraph.

“Burden” means any and all royalties (including lessors’ royalties and non-participating royalties), overriding royalties and other burdens upon, measured by or payable out of production.

“Business Day” means any day other than Saturday or Sunday or a day on which banking institutions in Houston, Texas are authorized by Law to close.

“Buyer” has the meaning set forth in the introductory paragraph.

Appendix I - 3

“Buyer Group” means (a) Buyer and its managers, officers, directors, agents, representatives and employees and (b) Buyer’s Affiliates and their respective managers, officers, directors, agents, representatives and employees.

“Claim” means any claim, demand, suit, cause of action, loss, damage, liability, fine, penalty and cost (including reasonable attorneys’ fees and costs of litigation), including any loss or damage attributable to personal injury, death, property damage or environmental damage or remediation.

“Claim Notice” has the meaning set forth in Section 10.5(b).

“Close” or “Closing” means the consummation of the sale by Sellers and the purchase by Buyer of the Assets, including the execution and delivery of all documents and other legal consideration as provided for in this Agreement pursuant to Section 4.2 and Section 4.3.

“Closing Amounts” have the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of October 20, 2015, among BG US Production Company, LLC, EXCO Resources, Inc., Operator and Buyer, as the same may be amended or modified from time to time.

“Consent Order” means that certain Consent Order Issued Under West Virginia Code, Chapter 22, Article 6, dated April 25, 2013, by the West Virginia Department of Environmental Protection to Operator.

“Contract” means any written or oral contract or agreement, but excluding, however, any (a) oil and gas lease, easement, right-of-way, permit or other instrument creating or evidencing an interest in real property, and (b) unit or pooling agreement.

“Control” and its derivatives mean, with respect to any Person, the possession, directly or indirectly, of the power to exercise or determine the voting of more than 50% of the voting rights in a corporation, and, in the case of any other type of entity, the right to exercise or determine the voting of more than 50% of the equity interests having voting rights, or otherwise direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by Contract or otherwise.

“Conventional Depths” means with respect to the Leases and Wells those depths from the surface down to a measured depth of 4,242’ then from the top of the Oriskany Sandstone at a measured depth of 4,622’ to the base of the Oriskany Sandstone at a depth of 4,654’. All depths and identifications are referenced to the compensated density log dated October 8, 1979 drilled by Kaiser Exploration and Mining Co. (KEM-10, API 47-053-001800) located in Mason County, West Virginia. It is the intent to allow the Buyer to produce from the existing horizons and to develop those same horizons except for the Marcellus and horizons below the base of the Oriskany Sandstone. The depth reference for the Marcellus is the measured depth of 4,249’ to the top of the Oriskany Sandstone at a measured depth of 4,622’. For the avoidance of doubt, it is the Parties’ intent that for future development, Sellers will retain the Marcellus formation and formations below the Oriskany Sandstone.

Appendix I - 4

“Customary Post-Closing Consents” means those consents and approvals from Governmental Authorities that are customarily obtained after Closing in connection with a transaction similar to the transactions contemplated by this Agreement.

“Dispute Notice” has the meaning set forth in Section 3.4.

“E.Vironment Group Report” means that certain Environmental Assessment of Certain Assets of EXCO Resources, Inc. in West Virginia and Pennsylvania Prepared By E.Vironment, LLC, dated November 2015.

“Effective Time” means 12:01 a.m. on October 1, 2016.

“Encumbrance” means any lien, mortgage, security interest, defect, pledge, charge or encumbrance.

“Environmental Condition” means (a) a condition existing on the Execution Date with respect to the air, soil, subsurface, surface waters, ground waters and/or sediments that causes an Asset not to be in compliance with any Environmental Law or (b) the existence on the Execution Date, with respect to an Asset or the operation thereof, of any environmental pollution, contamination, degradation, damage or injury caused by or related to an Asset for which remedial or corrective action is presently required (or if known, would be presently required) under Environmental Laws

“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, in each case, as amended to the Execution Date, and all similar Laws or statutes existing as of the Execution Date of any Governmental Authority having jurisdiction over the Oil and Gas Properties and addressing pollution or protection of the environment or biological or cultural resources and all regulations implementing the foregoing. The term “Environmental Laws” does not include any changes in Laws occurring on or after the Execution Date.

“Excluded Assets” means:

(a)        the Seller Excluded Assets;

(b)        all of Sellers’ corporate minute books and corporate financial and tax records that relate to Sellers’ business generally (including the ownership and operation of the Assets);

Appendix I - 5

(c)        all trade credits, all accounts receivables and all other proceeds, income or revenues attributable to the Assets with respect to any period of time prior to the Effective Time;

(d)        except to the extent relating to an Assumed Obligation, all claims and causes of action of any Seller arising under or with respect to any Applicable Contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds);

(e)        all rights and interests of Sellers (i) under any Seller Insurance, (ii) under any bond held by Sellers or their Affiliates or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property, prior to the Closing;

(f)         all Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Time;

(g)        all claims of Sellers or their Affiliates for refunds of or loss carry forwards with respect to (i) production or any other Taxes paid by Sellers or their Affiliates attributable to any period prior to the Effective Time, (ii) income Taxes paid by Sellers or their Affiliates or (iii) any Taxes attributable to the Excluded Assets;

(h)        all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property;

(i)         all documents and instruments of Sellers that may be protected by an attorney-client privilege (other than title opinions);

(j)         all data and Contracts that cannot be disclosed to Buyer as a result of confidentiality arrangements under agreements with Non-Parties;

(k)         all audit rights arising under any of the (i) Applicable Contracts or otherwise with respect to any period prior to the Effective Time or (ii) Excluded Assets, except for any Imbalances;

(l)         documents prepared or received by Sellers or their Affiliates with respect to (i) lists of prospective purchasers for the Assets, (ii) bids submitted by other prospective purchasers of the Assets, (iii) analyses by Sellers or their Affiliates of any bids submitted by any prospective purchaser, (iv) correspondence between or among Sellers, their representatives and any prospective purchaser other than Buyer, and (v) correspondence between Sellers or any of their representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated by this Agreement;

(m)        any assets that are excluded pursuant to the provisions of Section 9.4;

(n)        any master service agreements, blanket agreements or similar Contracts;

(o)        the Retained Interest;

Appendix I - 6

(p)        all geophysical, seismic and related technical data (i) pertaining to depths other than the Conventional Depths or (ii) pertaining to the Conventional Depths that may not be assigned without the payment of a fee, penalty or other costs (unless Buyer has agreed in writing to pay such fee, penalty or other costs);

(q)        all fee mineral interests;

(r)        subject to the terms of the Joint Use Agreement, concurrent rights with Buyer in the Assets described in subsection (d) of the definition of Assets;

(s)        the Subsurface Easement; and

(t)         all wells subject to the Consent Order as set forth on Exhibit B-2.

“EXCO Assignment” means an assignment and bill of sale from EXCO Seller to Buyer in substantially the form attached as Exhibit D-2.

“EXCO Closing Amount” has the meaning set forth in Section 3.1.

“EXCO Seller” has the meaning set forth in the introductory paragraph.

“Execution Date” has the meaning set forth in the introductory paragraph.

“Farmout Agreement” means the Farmout Agreement in substantially the form attached as Exhibit I.

“Final Settlement Statement” has the meaning set forth in Section 3.4.

“Fundamental Representations” means the representations and warranties of BG Seller and EXCO Seller set forth in Sections 6.1-6.5 and Section 6.7 and Operator in Sections 7.1-7.5 and Section 7.7.

“GAAP” means United States generally accepted accounting principles.

“Government Official” means (a) any official or employee of any government, or any agency, ministry, department of a government (at any level), Person acting in an official capacity for a government regardless of rank or position, official or employee of a company wholly or partially controlled by a government (for example, a state owned oil company), political party and any official of a political party; and (b) any candidate for political office, any officer or employee of a public international organization, such as the United Nations or the World Bank, or any immediate family member (meaning a spouse, dependent child or household member) of any of the foregoing.

“Governmental Authority” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

Appendix I - 7

“Hard Consent” means any consent for which the failure to obtain such consent would cause (a) the assignment of the Asset(s) affected thereby to Buyer to be void, (b) the termination of a Lease, Unit or Right-of-Way under the express terms thereof or (c) violate a maintenance of an applicable uniform interest provision.

“Hazardous Materials” means any explosives, radioactive materials, asbestos material, urea formaldehyde, hydrocarbon contaminants, underground tanks, pollutants, contaminants, hazardous, corrosive or toxic substances, special waste or waste of any kind, including compounds known as chlorobiophenyls and any material or substance the storage, manufacture, disposal, treatment, generation, use, transport, mediation or release into the environment of which is prohibited, controlled, regulated or licensed under Environmental Laws, including, but not limited to, (i) all “hazardous substances” as that term is defined in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and (ii) petroleum and petroleum products.

“Hedge Contract” means any swap, forward, future or derivative transaction or option or similar Contract, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Hydrocarbons” means oil, gas and other hydrocarbons (including condensate) produced or processed in association therewith (whether or not such item is in liquid or gaseous form), including all crude oils, condensates and natural gas liquids at atmospheric pressure and all gaseous hydrocarbons (including wet gas, dry gas and residue gas) or any combination thereof, and any minerals produced in association therewith.

“Imbalance” means all Well Imbalances and Pipeline Imbalances.

“Indemnified Party” has the meaning set forth in Section 10.5(a).

“Indemnifying Party” has the meaning set forth in Section 10.5(a).

“Indemnity Deductible” has the meaning set forth in Section 10.4(d)(iii).

“Joint Use Agreement” means the Joint Use Agreement in substantially the form attached as Exhibit E.

“Knowledge” means (a) with respect to BG Seller, the actual knowledge (after reasonable investigation) of the individuals shown in Schedule 1.1(a); (b) with respect to EXCO Seller, the actual knowledge (after reasonable investigation) of the individuals shown in Schedule 1.1(b); (c) with respect to Operator, the actual knowledge (after reasonable investigation) of the individuals shown in Schedule 1.1(c) and (d) with respect to Buyer, the actual knowledge (after reasonable investigation) of the individuals shown in Schedule 1.1(d).

“Laws” means any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

Appendix I - 8

“Leases” has the meaning set forth in the definition of Assets.

“Legal Proceedings” means any and all proceedings, suits and causes of action by or before any Governmental Authority and all arbitration proceedings.

“Material Adverse Effect” means an event or circumstance that (a) results in a material adverse effect on the ownership or operation of the Assets, taken as a whole and as owned and operated as of the Execution Date, or (b) makes impossible the consummation of the transactions contemplated by this Agreement by Sellers; provided, however, that “Material Adverse Effect” shall not include any material adverse effects resulting from any of the following: (i) entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (ii) changes in general market, economic, financial or political conditions (including changes in commodity prices, fuel supply or transportation markets, interest or rates) in the area in which the Assets are located, the United States or worldwide; (iii) changes in conditions or developments generally applicable to the oil and gas industry in the area where the Assets are located; (iv) acts of God, including hurricanes, storms or other naturally occurring events; (v) acts or failures to act of Governmental Authorities; (vi) civil unrest, any outbreak of disease or hostilities, terrorist activities or war or any similar disorder; (vii) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement; (viii) any change in Laws and any interpretations thereof from and after the Execution Date; (ix) any reclassification or recalculation of reserves in the ordinary course of business; (x) changes in the prices of Hydrocarbons; (xi) any effect arising out of any action permitted, required or requested by the Buyer to be taken pursuant to this Agreement, or any effect of not taking any action that is prohibited to be taken under this Agreement and (xii) natural declines in well performance.

“Material Contracts” has the meaning set forth in Section 7.12(a).

“Non-Foreign Certificate” means a document in substantially the form attached hereto as Exhibit C.

“Non-Party” means any Person other than (a) a Party and (b) any Party’s respective Affiliates.

“Non-Party Claim” has the meaning set forth in Section 10.5(b).

“Operator” has the meaning set forth in the introductory paragraph.

“Operator Assignment” means an assignment and bill of sale from Operator to Buyer in substantially the form attached as Exhibit D-3.

“Operator Closing Amount” has the meaning set forth in Section 3.1.

“Other Wells” has the meaning set forth in the definition of Assets.

“Party” or “Parties” has the meaning set forth in the introductory paragraph.

“Permit” shall mean any permits, licenses, authorizations, registrations, consents or approvals granted or issued by any Governmental Authority.

Appendix I - 9

“Permitted Encumbrances” means:

(a)        defects arising out of (i) the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings or (ii) lack of corporate or other entity authorization in the public records, unless Buyer provides affirmative evidence that such failure results in another Person’s superior claim of title to the relevant Asset;

(b)        defects arising out of lack of survey, unless a survey is expressly required by applicable Laws;

(c)        defects based on a gap in the Sellers’ chain of title to any Asset in the applicable federal, state or county records, unless such gap (i) is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain or runsheet or (ii) relates a non-consent interest held by Sellers;

(d)        defects that have been cured by applicable Laws of limitations or prescription;

(e)        any Encumbrance or loss of title resulting from Sellers’ conduct of business after the Execution Date pursuant to actions specifically required of Sellers pursuant to this Agreement or otherwise in compliance with this Agreement;

(f)         defects arising from any Encumbrance created by a mineral owner that has not been subordinated to the lessee’s interest, except to the extent the same is, as of the Execution Date, subject to a proceeding to enforce said Encumbrance;

(g)        defects based solely on (i) lack of information in Sellers’ files or (ii) references to an unrecorded document(s) to which a Seller is not a party, if such document is not in Sellers’ files.

(h)        consents to assignment and similar contractual provisions affecting the Assets, preferential rights to purchase and similar contractual provisions affecting the Assets and required notices to, and filings with, a Governmental Authority in connection with the consummation of the transactions contemplated by this Agreement;

(i)         all applicable Permits and Laws and all rights reserved to or vested in any Governmental Authority (i) to control or regulate any Asset in any manner, (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any Asset, (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated, or (iv) to enforce any obligations or duties affecting the Assets to any Governmental Authority with respect to any franchise, grant, license or permit;

(j)         easements, rights-of-way, permits, licenses, servitudes, surface leases, sub-surface leases, grazing rights, logging rights, ponds, lakes, waterways, canals, ditches, reservoirs, equipment, pipelines, utility lines, railways, streets, roads and structures on, over or through the Assets that do not materially affect or impair the ownership, use or operation of the Assets (as currently owned, used or operated);

Appendix I - 10

(k)        conventional rights of reassignment upon final intention to abandon or release any of the Assets;

(l)         rights of a common owner of any interest in Rights-of-Way, Permits, or other property held by a Seller and such common owner as tenants in common or through common ownership;

(m)        any (i) liens for Taxes or assessments, (ii) liens of operators, (iii) undetermined or inchoate liens; or (iv) vendors’, warehousemen’s, materialman’s, mechanics’, repairmans’, employees’, contractors’ or other similar liens, in each case, that are not yet delinquent or, if delinquent, are being contested in good faith in the normal course of business;

(n)        any Encumbrances created by Law or reserved in the Leases for royalty, bonus or rental, or created to secure compliance with the terms of the Leases or any assignment thereof;

(o)        any obligations or duties affecting the Assets to any municipality or public authority, including zoning and planning ordinances and municipal regulations;

(p)        the terms and conditions of the instruments creating the Assets (including the Leases, Units, Rights-of-Way, Permits and Applicable Contracts) and all Burdens created or in existence as of the Effective Time;

(q)        the terms and conditions of the Applicable Contracts and production sales contracts; division orders; contracts for sale, purchase, exchange, refining or processing of Hydrocarbons; farm-out or farm-in agreements; participation agreements; unitization and pooling designations, declarations, orders and agreements; operating agreements; agreements of development; area of mutual interest agreements; gas balancing and deferred production agreements; plant agreements; pipeline, gathering and transportation agreements; injection, repressuring and recycling agreements; carbon dioxide purchase or sale agreements; salt water or other disposal agreements; and seismic or geophysical permits or agreements, in each case, to the extent the same are ordinary and customary to the oil, gas and mineral exploration, development, processing or extraction businesses;

(r)        any Encumbrance affecting the Assets that is discharged by Sellers at or prior to Closing;

(s)        the terms and conditions of this Agreement; and

(t)        the litigation, suits, actions and proceedings, if any, set forth in Schedule 7.11.

“Person” means any individual, corporation, company, partnership, limited partnership, limited liability company, trust, estate, Governmental Authority or any other entity.

Appendix I - 11

“Pipeline Imbalance” means any imbalance between the quantity of Hydrocarbons attributable to the Assets required to be delivered by a Seller under any Contract relating to the purchase and sale, gathering, transportation, storage or processing (including any production handling and processing at a separation facility) of Hydrocarbons and the quantity of Hydrocarbons attributable to the Assets actually delivered by such Seller pursuant to the relevant Contract, together with any appurtenant rights and obligations concerning production balancing at the delivery point into the relevant sale, gathering, transportation, storage or processing facility.

“PPR” has the meaning set forth in Section 9.4(b).

“Pre-Closing Tax Return” has the meaning set forth in Section 9.2(b).

“Preliminary Settlement Statement” has the meaning set forth in Section 3.3.

“Property Expenses” means all operating expenses (including Asset Taxes and costs of insurance) and capital expenditures, in each case, incurred in the ownership and/or operation of the Assets in the ordinary course of business and, where applicable, under and pursuant to the relevant operating or unit agreement, if any, and overhead costs charged to the Assets under the relevant operating agreement or unit agreement, if any, but excluding Claims attributable to (a) personal injury or death, property damage, torts, breach of contract or violation of any Law, (b) obligations relating to the abandonment or plugging of wells, dismantling or decommissioning facilities, closing pits and restoring the surface around such wells, facilities and pits, (c) environmental liabilities (provided that for the purposes of this definition of “Property Expenses,” environmental liabilities shall not include any cost or expense incurred in the ordinary course of business to achieve or maintain ongoing compliance with Environmental Laws), (d) obligations with respect to Imbalances, (e) obligations to pay royalty owners, overriding royalty owners or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Assets, including those held in suspense, (f) obligations with respect to Hedge Contracts, (g) obligations to pay working interests, and (h) claims for indemnification or reimbursement from any Non-Party with respect to costs of the types described in the preceding clauses (a) through (g), whether such claims are made pursuant to Contract or otherwise.

“Purchase Price” has the meaning set forth in Section 3.1.

“Records” has the meaning set forth in the definition of Assets.

“Related Parties” means in relation to a Party:

(a)        any of its Affiliates;

(b)        any person employed by that Party or its Affiliates;

(c)        any director or other officer of that Party or its Affiliates; and

(d)        any person or entity acting for or on behalf of that Party or its Affiliates.

Appendix I - 12

“Retained Interest” means all of Sellers’ rights in and to the oil, gas and/or mineral leases described in Exhibit A-1 and all associated rights, obligations and liabilities, insofar and only insofar as the foregoing pertain to any depths or formations outside of the Conventional Depths, including all rights, obligations and liabilities regarding use of the surface and installation of pipelines and gathering systems in connection with the ownership or operation of such leases and interests with respect to such depths or formations, and all wells, facilities and other infrastructure to the extent associated therewith.

“Rights-of-Way” shall mean all permits, licenses, servitudes, easements, fee surface, surface leases and rights-of-way primarily used or held for use in connection with the ownership or operation of the Assets, other than Permits.

“Royalty Side Letter” means the royalty side letter agreement in substantially the form attached as Exhibit H.

“Sales Taxes” has the meaning set forth in Section 9.2(a).

“Seller Excluded Assets” means those properties shown in Exhibit B-1.

“Seller Group” means, collectively, (a) EXCO Seller and its Affiliates and its and their managers, officers, directors, agents, representatives and employees; (b) BG Seller and its Affiliates and its and their managers, officers, directors, agents, representatives and employees and (c) Operator and its Affiliates and its and their managers, officers, directors, agents, representatives and employees.

“Seller Insurance” has the meaning set forth in Section 5.1.

“Sellers” has the meaning set forth in the introductory paragraph.

“Specified Obligations” mean all obligations and Liabilities, arising from, based upon, related to or associated with:

(a)        claims for bodily injury or wrongful death attributable to the ownership or operation by Operator of the Assets (net to Sellers’ interest) prior to the Closing;

(b)        the disposal of, or transportation to, an off-site Third Party commercial disposal facility of any Hazardous Materials in connection with Operator’s operation of the Assets (net to Sellers’ interest) that are attributable to the period prior to the Closing;

(c)        the gross negligence or willful misconduct of Operator in connection with the operation of the Assets prior to the Closing;

(d)        any litigation relating to Sellers’ ownership and/or operation of the Assets that is pending prior to the Closing; and

(e)        Operator’s failure to properly pay Burdens attributable to the Assets operated by a Seller and due by any Seller and attributable to the Sellers’ ownership of the Assets operated by a Seller prior to the Closing (other than amounts held in suspense).

Appendix I - 13

“Straddle Period” means shall mean any Tax period beginning before and ending after the Effective Time.

“Subsurface Easement” means a subsurface easement through the Assets for the purposes of accessing the Retained Interests reserved by each Seller in the Assignments.

“Tax” or “Taxes” means all federal, state, local and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer or withholding taxes or other assessments, duties, fees or charges imposed by any Governmental Authority, including any interest, penalties or additional amounts that may be imposed with respect thereto.

“Tax Partnership” means that certain tax partnership by and between BG Seller, BG Production Company (PA), LLC, EXCO Seller, EXCO Production Company (PA), LLC and Operator by which the Assets are owned for U.S. federal income tax purposes.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, election, estimated Tax filing, claim for refund or other document (including any attachments thereto and amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority with respect to any Tax.

“Threshold Amount” has the meaning set forth in Section 10.4(d)(ii).

“Transaction Documents” means those documents executed and/or delivered pursuant to or in connection with this Agreement, including the Confidentiality Agreement.

“Transition Services Agreement” means the transition services agreement in substantially the form attached as Exhibit G.

“Units” has the meaning set forth in the definition of Assets.

“Well Imbalances” means any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of Sellers therein and the shares of production from the relevant Well to which Sellers are entitled, together with any appurtenant rights and obligations concerning future in kind and/or cash balancing at the wellhead.

“Wellbore Lease” means the wellbore lease in substantially the form attached as Exhibit D-4.

“Wellbore Lease Wells” means those certain oil and gas well shown in Exhibit A-3(c).

“Wells” has the meaning set forth in the definition of Assets.

Appendix I - 14

The following Exhibits and Schedules have been omitted. The Company agrees to furnish supplementally a copy of the omitted Exhibits to the Commission upon request.

EXHIBIT A-1	LEASES - a description of the leases subject to this Agreement
EXHIBIT A-2(a)	CONVENTIONAL WELLS- a description of the conventional wells subject to this Agreement
EXHIBIT A-2(b)	OTHER WELLS- a description of the other wells subject to this Agreement
EXHIBIT A-3(c)	WELLBORE LEASE WELLS- a description of the wellbore lease wells subject to this Agreement
EXHIBIT A-3	RIGHTS-OF-WAY- a description of the rights-of-way subject to this Agreement
EXHIBIT A-4	GATHERING SYSTEM(S) - a description of the gathering systems subject to this Agreement
EXHIBIT A-5	FIELD OFFICES- a description of the field offices subject to this Agreement
EXHIBIT A-6	VEHICLES- a description of the vehicles subject to this Agreement
EXHIBIT A-7	SUSPENSE ACCOUNTS- a description of the suspense accounts subject to this Agreement
EXHIBIT B-1	SELLER EXCLUDED ASSETS- a description of the excluded assets subject to this Agreement
EXHIBIT B-2	CONSENT WELLS- a description of the consent wells subject to this Agreement
EXHIBIT C	NON-FOREIGN CERTIFICATE – tax certificate of domestic status
EXHIBIT D-1	FORM OF BG ASSIGNMENT
EXHIBIT D-2	FORM OF EXCO ASSIGNMENT
EXHIBIT D-3	FORM OF OPERATOR ASSIGNMENT
EXHIBIT D-4	FORM OF WELLBORE LEASE
EXHIBIT E	FORM OF JOINT USE AGREEMENT
EXHIBIT F	DATA PRIVACY – data privacy policy
EXHIBIT G	FORM OF TRANSITION SERVICES AGREEMENT
EXHIBIT H	FORM OF ROYALTY SIDE LETTER
EXHIBIT I	FORM OF FARMOUT AGREEMENT

SCHEDULE 1.1(a)	BG SELLER’S KNOWLEDGE – knowledgeable persons of the BG Seller
SCHEDULE 1.1(b)	EXCO SELLER’S KNOWLEDGE – knowledgeable persons of EXCO the Seller
SCHEDULE 1.1(c)	OPERATOR’S KNOWLEDGE – knowledgeable persons of the Operator
SCHEDULE 1.1(d)	BUYER’S KNOWLEDGE – knowledgeable persons of the Buyer
SCHEDULE 3.7	ALLOCATED VALUES – allocation of purchase price
SCHEDULE 6.9	BG SELLER AND EXCO SELLER TITLE – exceptions to Seller’s title interest
SCHEDULE 7.6	OPERATOR NO VIOLATIONS – exceptions to violations of certain matters by the Operator
SCHEDULE 7.9	OPERATOR TITLE – exceptions to Operator’s title interest
SCHEDULE 7.10	NO VIOLATION OF LAW – violations of applicable laws by Operator
SCHEDULE 7.11	LITIGATION – litigation matters with respect to the assets
SCHEDULE 7.12(a)	MATERIAL CONTRACTS – listing of applicable contracts
SCHEDULE 7.12(b)	MATERIAL CONTRACT DEFAULT – listing of material contract defaults
SCHEDULE 7.13	TRANSFER RESTRICTIONS – preferential purchase rights with respect to the assets
SCHEDULE 7.15	IMBALANCES – material imbalances associated with the assets
SCHEDULE 7.16	CURRENT COMMITMENTS – authorized expenditures
SCHEDULE 7.17	ENVIRONMENTAL – listing of environmental matters
SCHEDULE 7.20	BONDS – list of bonds, letters of credit and the like
SCHEDULE 9.4	UNOBTAINED HARD CONSENT ASSETS – required consents to assignment of the assets